SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

NORTHWEST NATURAL GAS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

   220 N.W. SECOND AVENUE

   PORTLAND, OR 97209

April 16, 2007

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon, on Thursday, May 24, 2007, commencing at 2:00 p.m., Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon: (1) the election of three Class II directors for terms of three years, (2) the reapproval of the Restated Stock Option Plan and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent auditors for the year 2007. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2 and 3.

In connection with the meeting, we enclose a notice of the meeting, a proxy statement and a proxy card. Detailed information relating to NW Natural’s activities and operating performance is contained in our 2006 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card. If you elect to vote by mail, please sign, date and return the proxy card in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the proxy statement.

Sincerely,

/s/ Richard G. Reiten Richard G. Reiten	/s/ Mark S. Dodson Mark S. Dodson
Chairman of the Board	President and Chief Executive Officer

Portland/One Pacific Square

NORTH
N.W. GLISAN ST.
STEEL BRIDGE
N.W. N.W. FLANDERS
N.W. ST.
Chinese Garden
N.W. EVERETT ST.
2ND AVE.
1ST AVE.
NAITO PARKWAY
Willamette River
I-5
N.W. 3RD AVE.
Smart Park
N.W. DAVIS ST.
BURNSIDE ST.
BURNSIDE BRIDGE
SHAREHOLDER PARKING
NW Natural

Address: 220 NW 2nd Avenue, Portland, OR 97209

Main phone number: 503/226-4211 or 800/422-4012

Directions to One Pacific Square:

- We encourage Shareholders to use Portland's light rail system (MAX). A MAX stop is located immediately in front of One Pacific Square at NW 1st Avenue (Old Town/China Town). Tickets will be dispensed at the meeting.
- From the south:
  - Take I-5 north to Portland.
  - At the I-5/I-405 split, stay left going towards City Center/Naito Parkway.
  - Turn right on Naito Parkway (third light).
  - Turn left on Davis Street. Parking is available in the Smart Park facility on the right.
  - One Pacific Square is located across the street between NW 1st Avenue and NW 2nd Avenue.
- From the north:
  - Take I-5 south to the Coliseum/Rose Quarter Exit.
  - Follow the signs to cross the Steel Bridge.
  - Turn left on NW 3rd Avenue.
  - Turn left on Davis. One Pacific Square is on the left.
  - Proceed to parking in the Smart Park lot; entrance on Davis between NW 1st Avenue and Naito Parkway. Parking will be validated at the meeting.

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 16, 2007

To our Shareholders:

The 2007 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon, on Thursday, May 24, 2007, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

1.	to elect three Class II directors to a term of three years;

2.	to reapprove the Restated Stock Option Plan;

3.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent auditors for the year 2007; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record at the close of business on April 5, 2007 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding Internet and telephone voting also are included on the enclosed proxy card.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating and returning the enclosed proxy card, or by granting a proxy by telephone or the Internet in accordance with the instructions on the enclosed proxy card, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

/s/ C. J. Rue
C. J. Rue
Secretary

PROXY STATEMENT

NORTHWEST NATURAL GAS COMPANY

April 16, 2007

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 N.W. SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2007

PROXY STATEMENT

The Board of Directors of Northwest Natural Gas Company (NW Natural) is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of our offices, 220 NW Second Avenue, Portland, Oregon, on Thursday, May 24, 2007, at 2:00 p.m. Pacific Daylight Time. We request that you sign and return the enclosed proxy promptly. Alternatively, you may grant your proxy by telephone or the Internet.

NW Natural’s Annual Report for the fiscal year ended December 31, 2006, including audited financial statements, is being mailed to all shareholders, together with this proxy statement and the accompanying proxy card, commencing April 16, 2007.

The close of business on April 5, 2007 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card accompanying this proxy statement if you are unable to attend the meeting in person or you wish to have your shares voted by proxy even if you do attend the meeting. If you are a registered shareholder, you may vote by telephone, Internet or mail, or you may vote your shares in person at the meeting. To vote:

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 23, 2007.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By Internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 23, 2007.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 12-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2 and 3, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.

•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Auto Data Processing Investor Communication Services, Proxy Services, 51 Mercedes Way, Edgewood, NY 11717.

You may revoke your proxy at any time before the proxy is exercised (1) by delivering a written notice of revocation, (2) by filing with the corporate secretary a subsequently dated, properly executed proxy, (3) by voting after the date of the proxy by telephone or the Internet, or (4) by attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to:

Northwest Natural Gas Company

220 NW Second Ave.

Portland, OR 97209

Attention: Corporate Secretary

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the instruction form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy.

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

VOTING YOUR SECURITIES

The 27,132,641 shares of Common Stock outstanding on March 19, 2007 were held by 8,605 shareholders residing in 50 states, the District of Columbia and a number of foreign countries.

Each holder of Common Stock of record at the close of business on April 5, 2007 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

A majority of the shares of Common Stock outstanding at the close of business on April 5, 2007 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by telephone or the Internet as described above.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at 10. The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years.

The term of Class II directors expires with this year’s Annual Meeting. Messrs. Tod R. Hamachek, Kenneth Thrasher and Russell F. Tromley are nominees for election to the Board as Class II directors to serve until the 2010 Annual Meeting or until their successors have been duly qualified and elected. Messrs. Hamachek and Tromley were both elected by the shareholders at the 2004 Annual Meeting and Mr. Thrasher was elected by the shareholders at the 2005 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the three nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

The Board of Directors recommends the election of the nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class II

(For a term ending in 2010)

Tod R. Hamachek

Former Chairman and Chief Executive Officer, Penwest Pharmaceuticals Company, Seattle, Washington

Age: 61

Director since: 1986

Board Committees: Governance, Audit, Strategic Planning (Chair)

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek is also a trustee of the Aldrich Museum of Contemporary Art in Ridgefield, Connecticut. He is a graduate of Williams College and Harvard Business School.

Kenneth Thrasher

Chairman and Chief Executive Officer, Compli Corporation,

Portland, Oregon

Age: 57

Director since: 2005

Board Committees: Organization and Executive Compensation, Audit, Public Affairs and Environmental Policy

Since 2002, Mr. Thrasher has served as Chairman and Chief Executive Officer of Compli Corporation, a software solution provider for management of compliance in employment practices and corporate governance. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., including serving as President and Chief Executive Officer from 1999 to 2001 and as Executive Vice President and Chief Administrative Officer from 1997 to 1999. In addition to serving on the NW Natural Board of Directors, Mr. Thrasher serves on the board of directors of Friends of the Children, the Oregon Mentoring Initiative, Childrens Institute, the Portland State University Foundation, the Leaders Roundtable, the Oregon Coast Aquarium, and is a senior director on the Oregon Business Council. In 2001, he was appointed by the Oregon Governor as Chairperson of the Quality Education Commission, a position he held until his term expired in 2005. He also served as a co-chair of Portland State University’s capital endowment campaign through June 2005. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

Russell F. Tromley

Chairman and Chief Executive Officer, Tromley Industrial Holdings, Inc., Tualatin, Oregon

Age: 67

Director since: 1994

Board Committees: Audit, Governance, Organization and Executive Compensation (Chair)

Mr. Tromley became Chairman and Chief Executive Officer of Tromley Industrial Holdings, Inc. in 2005 after having served as President and Chief Executive Officer since the company’s formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He was a founding director of The Bank of the Northwest, and served on the advisory board of Pacific Northwest Bank of Oregon and as a director emeritus of the Evans Scholars Foundation and the Western Golf Association. Mr. Tromley is a member of the board of directors of the Harvard Business School Alumni Association. Mr. Tromley attended the University of Washington and Harvard Business School.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class I

(Term ending in 2009)

Timothy P. Boyle

President and Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon

Age: 57

Director since: 2003

Board Committees: Finance, Organization and Executive Compensation, Strategic Planning

Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Widmer Brothers Brewing, the University of Oregon Foundation and Oregon Trout and is a trustee of Reed College, the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization. He earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mark S. Dodson President and Chief Executive Officer of NW Natural, Portland, Oregon Age: 62 Director since: 2003 Board Committees: None

Mr. Dodson became Chief Executive Officer of NW Natural on January 1, 2003, where he previously served as President, Chief Operating Officer and General Counsel since 2001. He joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson is currently on the boards of the American Gas Association and the Oregon Business Council and serves as Chairman of the board of directors of Energy Insurance Mutual. He also has worked on affordable housing issues as a board member and chairman of the Neighborhood Partnership Fund. Mr. Dodson was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education. He currently serves as a member of the board of directors of Waseda University USA, and headed the Oregon Governor’s Task Force on Scholarship and Student Aid. He earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Randall C. Papé

President and Chief Executive Officer, The Papé Group, Inc.,
Eugene, Oregon

Age: 56

Director since: 1996

Board Committees: Governance, Finance (Chair), Public Affairs and Environmental Policy

Since 1981, Mr. Papé has served as President, Chief Executive Officer and a director of The Papé Group, Inc., a holding company for Papé Machinery, Inc., Flightcraft, Inc., Papé Material Handling, Ditch Witch Northwest, Industrial Finance Co. and Papé Properties, Inc. He also is President, Chief Executive Officer and a director of Liberty Financial Group, a holding company for LibertyBank, and its subsidiary, Commercial Equipment Lease Corporation. He is an owner and director of Sanipac, Inc. and its subsidiary, Eco Sort LLC, and a partner in Papé Investment Company. Mr. Papé serves as a commissioner of the Oregon Department of Transportation and is also a member and past chair of the Oregon Business Council. He is a former director and past president of Mt. Bachelor, Inc. and a former trustee and past president of the University of Oregon Foundation. He earned a Bachelor of Science degree in Finance from the University of Oregon.

Class III

(Term ending in 2008)

Martha L. “Stormy” Byorum Senior Managing Director, Stephens Cori Capital Advisors, New York, New York Age: 58 Director since: 2004 Board Committees: Audit, Finance

In January 2005, Ms. Byorum became Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., a private investment banking firm founded in 1933. From 2003 to 2004, Ms. Byorum served as Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P) in 2003. VB&P was the leading independent strategic advisory and investment banking firm specializing in Latin America. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other things, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986-1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She later was appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and Customer Group with global responsibilities. A graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania, she is a Life Trustee of Amherst College, a Trustee Emeritus of the Folger Shakespeare Library and a board member of Aeterna-Zentaris Laboratories, Inc., a biopharmaceutical company.

John D. Carter President and Chief Executive Officer, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 61 Director since: 2002 Board Committees: Audit (Chair), Finance, Governance

Mr. Carter has served as President and Chief Executive Officer of Schnitzer Steel Industries Inc. since May 2005. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Schnitzer Steel Industries, FLIR Systems, Inc., and Kuni Automotive in the U.S. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, served as a director of Cross London Rail Links, Ltd. He is a graduate of Stanford University and Harvard Law School.

C. Scott Gibson

President, Gibson Enterprises, Portland, Oregon

Age: 54

Director since: 2002

Board Committees: Public Affairs and Environmental Policy (Chair), Organization and Executive Compensation, Strategic Planning

Mr. Gibson has been President of Gibson Enterprises, a venture capital firm, since its formation in 1992. In 1983, Mr. Gibson co-founded Sequent Computer Systems and served as its President from 1988 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as Chairman of the Board of Radisys Corporation and as a director of TriQuint Semiconductor, Pixelworks, Electroglas, Inc. and Verigy Pte. He also serves as a member of the Board of Trustees of the Oregon Community Foundation, the OHSU Foundation and the Franklin W. Olin College of Engineering, and is Vice Chair of the Oregon Health and Science University governing board. Mr. Gibson earned a Bachelor of Science degree in electrical engineering and a Masters in Business degree from the University of Illinois.

Richard G. Reiten

Chairman of the Board, Retired CEO of NW Natural, Portland, Oregon Age: 67

Director since: 1996

Board Committees: Governance (Chair), Public Affairs and Environmental Policy, Finance, Strategic Planning

Mr. Reiten served as Chief Executive Officer of NW Natural from January 1, 1997 until December 31, 2002. He joined NW Natural as President and Chief Operating Officer and was elected to the Board effective March 1, 1996. He was appointed to the additional position of Chairman of the Board in September 2000, a position he held until February 28, 2005. He was re-elected as Chairman of the Board in December 2006. Prior to joining NW Natural, from 1992 through 1995, Mr. Reiten served as President and Chief Operating Officer of Portland General Electric Company (PGE) after serving as President of PGE’s parent company, Portland General Corporation (PGC), from 1989 through 1992. He also served as a director of PGC from 1983 to 1987 and from 1990 to 1995 when he retired from PGE. He is a director of U.S. Bancorp, Building Materials Holding Corporation, Idacorp and National Fuel Gas Company. He is a past chairman of the board of the American Gas Association and currently serves on the board of directors of Associated Electric and Gas Insurance Services Ltd., as Vice Chairman of The Nature Conservancy of Oregon and on the board of directors of the Oregon Community Foundation. He is a past General Chairman of the United Way campaign for Portland and a past Chairman of both the Portland Metropolitan Chamber of Commerce and the Association for Portland Progress. Mr. Reiten is a graduate of the University of Washington and the Executive and Board of Directors Programs at Stanford Business School.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Annual Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2006, all of our directors except Mr. Thrasher attended the Annual Meeting of Shareholders.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange rules. The Director Independence Standards, amended as of December 16, 2004, are available on our website at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies its adopted standards as well as additional qualifications prescribed under the listing standards of the New York Stock Exchange and applicable state and federal statutes. Annually the Board determines whether each director meets the criteria of independence. In 2007, the Board determined that nine of the ten directors met the independence criteria. They are directors Boyle, Byorum, Carter, Gibson, Hamachek, Papé, Reiten, Thrasher and Tromley. Richard L. Woolworth served as our Chairman of the Board until his death in August 2006. Mr. Woolworth had been deemed independent by the Board. For a discussion of transactions considered by the Board in determining that Mr. Papé is independent, see “Transactions with Related Persons,” below.

In determining that Mr. Reiten is deemed independent, in December 2006, the Board of Directors considered Mr. Reiten’s prior service as an executive officer of NW Natural. Mr. Reiten joined NW Natural as President and Chief Operating Officer in 1995 and was appointed President and Chief Executive Officer (CEO) in 1997 and Chairman of the Board in 2000. Mr. Reiten retired as President and CEO of NW Natural in 2002, continuing to serve as a director and, through February 2005, as non-employee Chairman. The Board also considered the compensation and benefits that Mr. Reiten has received since retiring and concluded that Mr. Reiten has received no compensation from NW Natural within the last three years, other than director and committee fees and pension and other forms of deferred compensation for prior services (which compensation was not contingent in any way on continued service). The Board considered the changes in the management team and company policies and initiatives that had occurred since Mr. Reiten’s retirement as CEO and Mr. Reiten’s activities in respect of NW Natural since his retirement and concluded that, since his retirement as CEO, Mr. Reiten had only acted as a director and, through February 2005, as non-employee Chairman. In reaching its determination that Mr. Reiten is independent, the Board considered these relevant facts and circumstances and affirmatively determined that Mr. Reiten has no material relationship with NW Natural, either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural.

Other than with respect to Mr. Papé as described below under “Transactions with Related Persons,” for each other director who is deemed independent, there were no other significant transactions, relationships or arrangements that were considered by the Board in determining that the director is independent.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of

Directors nominees for election as directors. The Governance Committee has not used a third party to assist in finding candidates. The Governance Committee, with recommendations and input from the Chairman of the Board, the CEO and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. The Director Selection Criteria were updated in September 2006. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of NW Natural, the existing and prospective business environment faced by NW Natural and the long-term interests of shareholders. In conducting its assessment, the Governance Committee considers a variety of criteria, including the following:

•	Integrity. Directors should have proven integrity and be of the highest ethical character and share NW Natural’s values.

•	Reputation. Directors should have reputations, both personal and professional, consistent with NW Natural’s image and reputation.

•	Judgment. Directors should have the ability to exercise sound business judgment on a broad range of issues.

•	Knowledge. Directors should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and Board operations.

•	Experience. Directors should be or have been in a generally recognized position of leadership in the nominee’s field of endeavor and have a proven track record of excellence in their field.

•	Maturity. Directors should value Board and team performance over individual performance, possess respect for others and facilitate superior Board performance.

•

Commitment. Directors should be able and willing to devote the required amount of time to NW Natural’s affairs, including preparing for and attending meetings of the Board and its committees, and should not be over-committed by service on multiple other boards. Directors should be actively involved in the Board and its decision-making.

•

Skills. Directors should be selected so that the Board has an appropriate mix of skills in core areas such as: accounting, finance, government relations, technology, management, compensation, crisis management, strategic planning and industry knowledge.

•

Diversity. Directors should be selected so that the Board of Directors is a diverse body. “Diversity” in this context includes considerations of geographic location, gender, race and professional background.

•	Age. In accordance with NW Natural’s Bylaws, the Board’s mandatory retirement age is 70. As such, directors must be able, and should be committed, to serve on the Board for an extended period of time.

•

Independence. Directors should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all NW Natural’s shareholders and to fulfill the responsibilities of a director.

•	Ownership stake. Directors should be committed to having a meaningful, long-term equity ownership stake in NW Natural and be willing to comply with our stock ownership guidelines.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Committees

There are six standing committees of the Board: Audit, Governance, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees. Each of the committees operates according to a formal written charter, all of which are reviewed annually and are available on our website at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate.

Audit Committee

The Audit Committee is comprised of directors Byorum, Carter, Hamachek, Thrasher and Tromley, each of whom is an independent director as defined under current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. Mr. Thrasher was appointed to the Audit Committee in February 2007. Based on its review of relevant information, the Board has determined that Mr. Carter is an “audit committee financial expert” and “independent” as those terms are defined under applicable Securities and Exchange Commission rules.

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal control and auditing. The Audit Committee is also responsible for the appointment, compensation, oversight and review of the independent registered public accounting firm, and reviews the corporate audit and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below. The Audit Committee reports regularly to the Board. The Audit Committee held seven meetings during 2006. The Chair of the Audit Committee, Mr. Carter, presides at all executive sessions of the Audit Committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, criteria for Board and committee membership and policies that govern the Board’s activities, including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the Organization and Executive Compensation Committee, reviews annually the performance of the CEO. This committee is comprised of directors Carter, Hamachek, Papé, Reiten and Tromley, each of whom is an independent director as defined under current New York Stock Exchange listing standards and our Director Independence Standards. The committee held six meetings in 2006. Mr. Reiten was appointed to the committee in February 2007 and chairs the committee. Mr. Reiten presides at all executive sessions of the Governance Committee and executive sessions of the non-management directors of the Board. During 2006, Mr. Woolworth served as committee Chair and presided at executive sessions of the non-management directors of the Board until his death in August 2006.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews NW Natural’s policies and practices relating to significant public and political issues that may have an impact on our business operations, financial performance or public image. It oversees our programs and policies relating to civic, charitable and community affairs, safety and equal employment opportunities. The committee also develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of NW Natural’s compliance with environmental regulations. The committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship. The committee is comprised of directors Gibson, Papé, Reiten and Thrasher. Mr. Gibson serves as Chair of the committee. The committee held three meetings in 2006.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to our financing programs, financial policy matters and material regulatory issues. The Finance Committee consists of directors Boyle, Byorum, Carter, Papé and Reiten. Mr. Papé chairs the committee. The Finance Committee held three meetings in 2006.

Strategic Planning Committee

The Strategic Planning Committee is responsible for reviewing and making recommendations to management and the Board of Directors with respect to our long-term strategic goals, objectives and plans for the purpose of creating and maintaining long-term shareholder value. The Strategic Planning Committee is comprised of directors Boyle, Gibson, Hamachek and Reiten. Mr. Hamachek chairs the committee, which met three times in 2006.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is comprised of directors Boyle, Gibson, Thrasher and Tromley, each of whom is an independent director as defined under current New York Stock Exchange listing standards and our Director Independence Standards. Each member of this committee also meets the criteria as a “non-employee director” under applicable rules of the Securities and Exchange Commission and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). Mr. Tromley chairs the committee.

The committee reviews the performance of the CEO and other executive officers, considers executive compensation survey data in making recommendations to the Board relating to our executive compensation program and benefit plans, and oversees the administration of the Restated Stock Option Plan, the Long-Term Incentive Plan, the Executive Deferred Compensation Plan, the Executive Annual Incentive Plan, the Directors Deferred Compensation Plan, the Deferred Compensation Plan for Directors and Executives and the Non-Employee Director Stock Compensation Plan. This committee also makes recommendations to the Board regarding Board compensation and organization and executive succession matters. Five meetings of this committee were held during 2006.

Purpose of the Committee. The committee operates pursuant to a written charter that provides that the purposes of the committee are to:

•	discuss and review the management of the affairs of NW Natural relating to its organization and to executive personnel and their compensation;

•	produce an annual report on executive compensation for inclusion in NW Natural’s proxy statement; and

•	provide input and guidance to management in the preparation of the Compensation Discussion and Analysis also included in NW Natural’s proxy statement.

The committee is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the CEO and other senior executives of NW Natural are compensated appropriately and in a manner consistent with the stated compensation strategy and the requirements of the appropriate regulatory authorities. The committee consults with the Governance Committee, which also is comprised solely of independent directors, on matters relating to the CEO’s compensation. The committee’s policies and decisions applicable to the compensation of all of the Named Executive Officers (defined below in the “Compensation Discussion and Analysis” section) are generally similar in all material respects. The committee’s current charter is available on our website and may be accessed at www.nwnatural.com.

Delegation of Authority. The Board of Directors has delegated to the committee its full authority to grant stock options under the terms of the Restated Stock Option Plan and to grant awards under the terms of the Long-Term Incentive Plan. Both of these plans have been approved by our shareholders. With respect to other components of the Named Executive Officers’ compensation, the committee submits its recommendations to the Board for approval. Day-to-day administration of certain director and executive plans has been delegated, under the terms of the plans, to certain officers, with oversight provided by the committee. Delegation authorities are reviewed annually.

Management’s Role. Management provides support to the committee in a number of ways to facilitate executive compensation decisions, including working with outside counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans and implementing the committee’s decisions. The vice president of human resources is the primary contact for the committee and the CEO makes recommendations to the committee regarding plan design, salary increases, incentive awards and other executive compensation decisions, other than for himself.

Use of Consultants. The committee has engaged Towers Perrin, an independent compensation consulting firm (the consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the committee in the design and operation of these programs. The consultant reports directly to the committee chair and the chair approves all invoices submitted by the consultant. At the direction and under the guidance of the committee chair, the consultant works with management, principally the CEO and the vice president of human resources, in developing recommendations with respect to executive compensation and executive programs for submission to the committee for its consideration.

The Report of the Organization and Executive Compensation Committee is included on page 19.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that are intended to provide NW Natural and its Board of Directors with guidelines designed to ensure that business is conducted to serve stakeholders with the highest level of integrity. These Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended as of December 14, 2006, are available on our website at www.nwnatural.com and are available in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following:

•	A substantial majority of the Board should be independent and the Board annually assesses the independence of each Board member in accordance with its Director Independence Standards.

•

The Governance Committee, the Audit Committee and the Organization and Executive Compensation Committee consist entirely of independent directors, as that term is defined by New York Stock Exchange listing standards and NW Natural’s Director Independence Standards.

•	Director nominees are recommended by the Governance Committee to the full Board in accordance with the Director Selection Criteria established by the Board.

•

Directors must retire from the Board at the first annual meeting of shareholders after reaching age 70. In addition, a director is expected to volunteer to resign from the Board if he or she retires or changes the principal position he or she held when initially elected to the Board.

•	The Board and Committee structure and function are outlined, including expected Board meeting attendance and review of materials.

•	Board members have complete access to NW Natural’s senior management and all committees have access to independent counsel, accountants or other advisors, as appropriate.

•

The Governance Committee oversees the annual assessment of the performance and effectiveness of the Board, including Board committees, and provides the results to the full Board for discussion. In addition, the Governance Committee annually conducts peer reviews of directors prior to the end of their term of office.

•	Annually the Board reviews and approves the strategic plan and one-year operating and capital expenditure plans.

•	Committee members are recommended by the Governance Committee for appointment by the Board and committee membership is rotated from time to time.

•	The Board provides for an executive session of non-management directors at the end of each Board meeting. The chair of the Governance Committee presides at these executive sessions.

•

Succession planning and management development are reported at least annually by the CEO to the Board. The Organization and Executive Compensation Committee, in consultation with the Governance Committee, is responsible for planning for succession and submitting its recommendations to the Board of Directors with respect to CEO selection.

•	The Organization and Executive Compensation Committee, in consultation with the Governance Committee, recommends to the Board reasonable director compensation.

Directors who are also employees of NW Natural receive no additional compensation for their service as directors.

•

Within five years after joining the Board, each Board member shall own NW Natural shares (including shares credited to the directors’ deferred compensation accounts and vested and unvested shares awarded under the Non-Employee Directors Stock Compensation Plan) valued at the lesser of $300,000 or five times the Board member’s annual retainer fee.

•

Director orientation and continuing education programs are provided which are designed to familiarize new directors with the full scope of our business and key challenges and to develop and maintain skills necessary or appropriate for the performance of their duties.

•	Incentive compensation plans link pay directly and objectively to measured financial and other goals set in advance by the Board.

•

The Code of Ethics and Financial Code of Ethics policies, both of which are available on our website at www.nwnatural.com, are maintained by the Board. Copies are also available in print to any shareholder who requests a copy.

In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns from our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o the Corporate Secretary, 220 NW Second Avenue, Portland OR 97209, or by calling 1-800-541-9967 or sending an e-mail to directors@nwnatural.com. Employees may also submit concerns anonymously pursuant to the Code of Ethics’ hotline, located on our internal website. Our Manager of Internal Auditing handles matters reported on the internal hotline and provides a regular report to the Audit Committee on hotline activity.

Concerns relating to accounting, financial reporting, internal accounting controls or auditing matters will be referred by the Corporate Secretary to the chair of the Audit Committee and the chair of the Governance Committee. Other concerns will be referred by the Corporate Secretary to the chair of the Governance Committee. The Corporate Secretary provides a regular report to the Governance Committee on all contacts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file reports of ownership and changes in ownership of NW Natural Common Stock with the Securities and Exchange Commission. We are required to disclose in this proxy statement any late or missed filings of those reports made by our directors and executive officers during 2006. Based solely upon a review of the copies of such reports furnished to us and written representations that no other such reports were required, we believe that during 2006 all directors and executive officers timely filed all such required reports, except one late filing reporting a restricted stock grant to Michael S. McCoy, our Executive Vice President, who retired on December 31, 2006.

TRANSACTIONS WITH RELATED PERSONS

The written charter of the Audit Committee designates responsibility for reviewing related person transactions with the Audit Committee. In December 2006, the Board adopted a written policy on the review of related person transactions (which is available on our website at www.nwnatural.com) that specifies that certain transactions involving directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant and are of the type required to be reported as a related person transaction under Item 404 of Regulation S-K shall be reviewed by the Audit Committee for the purpose of determining whether such transactions are in the best interest of NW Natural. The policy also establishes a requirement for directors, nominees and executive officers to report transactions involving a related party that exceed $5,000 in value. We are not aware of any transactions entered into since the adoption of the policy that did not follow the procedures outlined in the policy.

From time to time, NW Natural conducts business with affiliates of The Papé Group, Inc., of which director Randall C. Papé is President, Chief Executive Officer and the major shareholder.

In June 2002, NW Natural entered into a lease with Papé Properties Inc. for its Coos Bay resource center for a term ending May 31, 2007. The base rent for the lease is $5,500 per month, with escalations equal to the change in the Consumer Price Index beginning the 25th month of the term of the lease. NW Natural paid $69,024 in connection with the lease in 2006. The lease includes an option to purchase which may be exercised within 10 days after a 60-day notice period upon payment of a 5 percent refundable earnest money deposit in escrow. NW Natural is currently considering whether to extend the lease or exercise the option to purchase. The Board of Directors has pre-approved either transaction subject to obtaining market appraisals consistent with the terms of the proposed transaction.

From time to time, we also purchase equipment from and employ the services of certain affiliates of The Papé Group. In 2006, we paid $74,403 for such equipment and services, none of which were subject to installment payments. Although we are not aware of Mr. Papé having a direct interest in these transactions, we have assumed that, as the major shareholder of The Papé Group, the dollar value of the amount of his interest in the transactions approximates the amount of NW Natural’s payments. Based upon a review of the transactions, including a determination that the aggregate amount of the transactions represented less than 1 percent of the Papé Group’s consolidated revenue for 2006, the Board of Directors has affirmatively determined that these transactions were arm’s length transactions entered into in the ordinary course of business and not material. The Board considered these transactions in assessing Mr. Papé’s independence and determined that these transactions did not affect Mr. Papé’s designation as an independent director. Prior to the December adoption of the written policy on related person transactions, the Audit Committee annually reviewed transactions with the affiliates of The Papé Group.

For further discussion regarding director independence, see “The Board of Directors and Its Committees—Independence,” above.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN BENEFICIAL OWNERS

The following table shows ownership of Common Stock of NW Natural on March 1, 2007 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA1 Barclays Global Fund Advisors 45 Fremont St. San Francisco, CA 94105	1,512,420	5.55

[1]

Based on information set forth on Form 13G filed January 23, 2007, with the Securities and Exchange Commission by Barclays Global Investors, NA. These shares are held as follows: Barclays Global Investors, NA holds 606,413 shares, of which it holds sole voting power as to 465,479 shares and sole dispositive power as to 606,413 shares, Barclays Global Fund Advisors holds sole voting and dispositive power as to 888,498 shares and Barclays Global Investors, LTD holds sole voting and dispositive power as to 17,509 shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s Common Stock as of March 1, 2007 by all directors and nominees, each of the Named Executive Officers named in the Summary Compensation Table below and all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares [1]		Percent of Outstanding Common Stock
Officers
Mark S. Dodson (also a director)	75,437	[2]	*
Michael S. McCoy	56,323	[3]	*
Gregg S. Kantor	21,907	[4]	*
David H. Anderson	29,363	[5]	*
Margaret D. Kirkpatrick	5,324	[6]	*
Lea Anne Doolittle	11,271	[7]	*
Directors
Timothy P. Boyle	1,011	[8]	*
Martha L. “Stormy” Byorum	892	[9]	*
John D. Carter	13,112	[10]	*
C. Scott Gibson	1,851	[11]	*
Tod R. Hamachek	5,244	[12]	*
Randall C. Papé	9,371	[13]	*
Richard G. Reiten	42,081	[14]	*
Kenneth Thrasher	4,000	[15]	*
Russell F. Tromley	6,248	[16]	*
All directors and officers as a a group (20 in number)	360,410	[17]	1.3	†

*	The total for each individual is less than 1.0 percent.
†	Based on the total number of shares and exercisable stock options outstanding on March 1, 2007.
[1]

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Certain shares under the Non-Employee Directors Stock Compensation Plan (NEDSCP), the Directors Deferred Compensation Plan (DDCP),

the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) are not included in the table as they represent, under the terms of the plans, rights to receive shares that would not be distributed until the year following termination of service with NW Natural.

[2]

Includes 3,260 shares held jointly with his wife, 35,750 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP) and 435 shares held indirectly under the Retirement K Savings Plan (RKSP).

[3]

Includes 14,331 shares held indirectly by Mr. McCoy under the RKSP, 11,191 shares held jointly with his wife, 20,000 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the Restated SOP and 4,333 restricted Long-Term Incentive Plan shares that are subject to forfeiture. Does not include 1,088 shares credited to a stock account under the EDCP.

[4]	Includes 11,250 shares which Mr. Kantor has the right to acquire within 60 days through the exercise of options under the Restated SOP and 2,440 shares held indirectly under the RKSP.
[5]

Includes 18,000 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated SOP and 3,000 restricted Long-Term Incentive Plan shares that are subject to forfeiture. Does not include 1,318 shares credited to stock accounts under the EDCP and DCP.

[6]	Includes 5,250 shares which Ms. Kirkpatrick has the right to acquire within 60 days through the exercise of options under the Restated SOP and 74 shares held indirectly under the RKSP.
[7]

Includes 5,411 shares held indirectly under the RKSP and 3,750 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP. Does not include 374 shares credited to a stock account under the EDCP.

[8]	Includes 650 shares subject to forfeiture under the NEDSCP. Does not include 8,707 shares credited to deferred compensation plans, of which 611 shares are subject to forfeiture under the NEDSCP.
[9]	Includes 685 shares subject to forfeiture under the NEDSCP. Does not include 3,061 shares credited to deferred compensation plans, of which 571 shares are subject to forfeiture under the NEDSCP.
[10]	Includes 686 shares subject to forfeiture under the NEDSCP. Does not include 11,539 shares credited to deferred compensation plans, of which 572 shares are subject to forfeiture under the NEDSCP.
[11]

Includes 686 shares subject to forfeiture under the NEDSCP and 110 shares held by his wife. Does not include 4,057 shares credited to deferred compensation plans, of which 572 shares are subject to forfeiture under the NEDSCP.

[12]

Includes 653 shares subject to forfeiture under the NEDSCP. Does not include 17,444 shares credited to deferred compensation plans, of which 600 shares are subject to forfeiture under the NEDSCP and an additional 899 retirement benefit shares are subject to forfeiture.

[13]

Includes 1,253 shares subject to forfeiture under the NEDSCP. Does not include 10,220 shares credited to a stock account under a deferred compensation plan of which 678 retirement benefit shares are subject to forfeiture.

[14]

Includes 650 shares subject to forfeiture under the NEDSCP and 23,326 shares held indirectly by Mr. Reiten under the RKSP. Does not include 11,048 shares credited to deferred compensation plans, of which 670 shares are subject to forfeiture under the NEDSCP and an additional 1,489 retirement benefit shares are subject to forfeiture.

[15]	Shares held jointly with his wife.
[16]

Includes 1,253 shares subject to forfeiture under the NEDSCP and 27 shares held by Mr. Tromley’s wife. Does not include 5,663 shares credited to a stock account under a deferred compensation plan or 1,383 retirement benefit shares that are subject to forfeiture.

[17]

Includes 76,975 shares held by executive officers not named above, of which 11,713 shares are held jointly with spouse or other relative or are held as custodian for children, 7,920 shares are held indirectly under the RKSP, 2,000 shares are pledged as security for bank loans and 44,250 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the Restated SOP.

EXECUTIVE COMPENSATION

REPORT OF THE ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (the committee) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer (CEO) and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The committee is responsible for producing a report on executive compensation for inclusion in the Annual Report on Form 10-K and proxy statement and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis also included in this proxy statement. In fulfilling its responsibilities, the committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management.

The committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the Compensation Discussion and Analysis be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its 2007 proxy statement for filing with the Securities and Exchange Commission.

Respectfully submitted on February 21, 2007 by the Organization and Executive Compensation Committee of the Board of Directors:

Russell F. Tromley, Chair	Timothy P. Boyle
C. Scott Gibson	Kenneth Thrasher

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Northwest Natural Gas Company (NW Natural) is principally engaged in the distribution of natural gas in Oregon and southwest Washington. Our company and its predecessors have supplied gas service to the public since 1859. Additional information about our business is included in the accompanying 2006 Annual Report to Shareholders and on our website at www.nwnatural.com.

Our Named Executive Officers

For purposes of this report, our Named Executive Officers are comprised of the following individuals:

Name	Title
Mark S. Dodson	President and Chief Executive Officer
Michael S. McCoy	Executive Vice President (retired December 31, 2006)
Gregg S. Kantor	Executive Vice President (promotion effective December 18, 2006)
David H. Anderson	Senior Vice President and Chief Financial Officer
Margaret D. Kirkpatrick	Vice President and General Counsel
Lea Anne Doolittle	Vice President

On December 18, 2006, Mr. Kantor was promoted to Executive Vice President from the position of Senior Vice President. On December 31, 2006, Mr. McCoy, our Executive Vice President, retired after 37 years of service.

2006 Plan Changes

During 2006, the Organization and Executive Compensation Committee (the committee) engaged in a comprehensive review of certain elements of our executive compensation program. As a result of the review, upon the recommendation of the committee, the Board of Directors:

•	eliminated the tax “gross-up” in change in control severance agreements for all executive officers;

•	reduced the change in control severance benefits payable to Mr. Dodson to a single $750,000 payment;

•

conformed the “change in control” definition and triggering events in our two supplemental retirement plans to the definitions and triggering events approved in December 2005 for the change in control severance agreements;

•

eliminated a special provision of our Executive Supplemental Retirement Income Plan that used final salary in lieu of three-year average salary for calculating retirement benefits following a change in control and related termination of employment;

•

added a lower, second-tier benefit level applicable to new executive officers to our Supplemental Executive Retirement Plan, which will only provide benefits if the executive’s normal retirement benefits are limited by provisions of the Internal Revenue Code; and

•

reduced the interest crediting rate for new deferrals under the deferred compensation plan and established a sunset period of 10 years for the elimination of the 2 percent premium in the interest crediting rate under our two older deferred compensation plans.

In consideration of the Named Executive Officers’ consent to certain of these actions, we paid Mr. Dodson $1.00 and each of the other Named Executive Officers, other than Mr. McCoy, $10,000 in cash.

Pay for Performance—2006

In 2006, NW Natural produced record net income and cash flow from operations. Mr. Dodson earned annual and long-term incentives totaling $1,068,800 or 1.7 percent of our net income. The annual incentive portion of $373,000 was an increase of 24.3 percent over 2005 in a year when our earnings per share and net income grew by 9.0 percent and our total return to shareholders was 28.9 percent. The total earned annual and long-term incentives for our Named Executive Officers in 2006 was $2,181,020, which represents 3.4 percent of our 2006 net income. Of this amount, $1,322,020 (60.6 percent of the total) was earned under the Long-Term Incentive Plan by four of the six Named Executive Officers, which recognized performance over a three-year period beginning on January 1, 2004, and it includes Mr. Dodson’s long-term incentive payment in Common Stock and accumulated dividends, valued at $695,800. Mr. Anderson and Ms. Kirkpatrick commenced employment subsequent to the start of this performance cycle and therefore were not eligible for awards. Over that 2004-2006 timeframe, total shareholder return was 55.1 percent based on an increase of $11.69 in the price per share of our Common Stock and $4.01 per share in dividends, which are assumed to be reinvested. During this period, earnings per share grew by 29.9 percent and net income grew by 37.9 percent.

Our Compensation Philosophy

The committee has adopted a total remuneration philosophy to guide its decisions with respect to executive compensation. The guiding principles of this philosophy are to design executive compensation programs that:

•

ensure that we have the ability to attract, retain and motivate talented and qualified executives critical to the achievement of our annual goals, our long-term business strategy and objectives and the enhancement of shareholder value by providing total remuneration, including base salary, incentive compensation, benefits, perquisites and retirement income, at a level that is competitive with that of other energy service and industrial companies of comparable size and circumstances;

•

motivate high levels of performance by tying a portion of each executive’s total direct compensation (base salary, annual and long-term incentives) opportunity to the achievement of previously-established annual goals and long-term performance goals and delivering compensation opportunity that is at risk subject to the achievement of established performance criteria; and

•

promote the achievement of shareholder value creation by aligning executives’ long-term interests with those of our shareholders by requiring meaningful stock ownership by officers (see “Stock Ownership Guidelines,” below) and by providing a significant component of pay based on stock price performance that is paid in stock (see “Compensation Programs—Long-Term Incentives,” below).

Elements and Objectives of our Executive Compensation Program

The elements and objectives of the executive compensation program for the Named Executive Officers are as described below:

Element	Objective(s)
Base salaries

•        Reflect the value of the position to the business;

•        Reflect the performance of the individual in executing leadership accountabilities; and

•        Recognize that many performance variables that are important aspects of the executive’s job (such as customer service, employee, regulatory and government relations, etc.) do not lend themselves to objective measurement for inclusion in an incentive pay program

Annual incentive awards	• Focus executives on performance and the achievement of desired annual business results

Long-term incentive awards	• Focus executives on long-term performance and the achievement of desired long-term business results

Perquisites	• Facilitate the accomplishment of NW Natural’s business; and • Aid in attracting and retaining executives

Executive health, welfare and retirement benefits	• Provide executives reasonable benefits; • Allow for attraction of mid-career hires; and • Eliminate constraints of the limits imposed by the Internal Revenue Code on qualified plan benefits

Change-in-control arrangements	• Encourage continued attention and dedication to the executive’s assigned duties without distraction due to circumstances arising from the possibility of a change in control of NW Natural

Market Position

The committee has engaged Towers Perrin, an independent compensation consulting firm (the consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the committee in the design and operation of these programs. The consultant reports directly to the committee chair. At the direction and under the guidance of the committee chair, the consultant works with management, principally the CEO and the vice president of human resources, in developing recommendations with respect to executive compensation and executive programs for submission to the committee for its consideration.

The committee seeks to achieve the program’s objectives by positioning total executive compensation, consisting of annual base salary, annual incentives, long-term incentives, benefits and perquisites, at or near the 50th percentile of the competitive energy market. The committee has determined that using the 50th percentile of the competitive market survey for establishing compensation for executives will provide us with the ability to attract and retain executive talent without paying more than required for talent in the industry. Although the total remuneration program is designed to pay compensation at the middle of the competitive market, the program contains several variable components, which allow compensation to exceed median competitive pay levels when the performance expectations of shareholders are exceeded; conversely, the program provides less than median competitive compensation when performance does not meet those expectations.

Generally, the energy market is the market from which we are likely to attract candidates for executive positions, specifically, gas and electric companies of similar size in the United States. The committee reviews all components of executive compensation in comparison to the market every two years and the cash components (salary and annual incentives) are compared to the market annually. The market data used in these comparative analyses are generally obtained from salary survey databases compiled by the consultant, industry associations or from general industry sources.

In preparing its competitive market assessment of total direct compensation, the consultant employs a methodology that focuses on similar-sized national energy and gas utility companies with annual revenues of $500 million to $1.5 billion. The committee also reviews similar comparisons for general industry companies. At the committee’s request, the consultant collects and updates 50th percentile data for base salaries, annual incentives and the annualized expected value of long-term incentives. The committee relies upon the judgment of the consultant to select the most appropriate market comparisons and to synthesize the data. The committee focuses on the 50th percentile, or median, of the survey data for similarly-sized energy companies. Named Executive Officers’ positions are matched to survey benchmarks based on functional responsibilities, with premiums or discounts applied where a Named Executive Officer’s position has greater or lesser responsibility than the positions included in the survey benchmarks.

In addition to looking at survey data to understand competitive market pay, the consultant also provides the committee with supplementary data for the most senior executives from 24 natural gas industry companies, including:

AGL Resources Inc.	National Fuel Gas Co.
Atmos Energy Corp.	New Jersey Resources Corp.
Cascade Natural Gas Corp.	Nicor Inc.
Chesapeake Utilities Corp.	ONEOK Inc.
Delta Natural Gas Co. Inc.	Piedmont Natural Gas Company Inc.
Energen Corp.	Questar Corp.
Energy West Inc.	SEMCO Energy Inc.
Equitable Resources Inc.	South Jersey Industries Inc.
KeySpan Corp.	Southwest Gas Corp.
Kinder Morgan Inc.	Southwestern Energy Co.
Laclede Group Inc.	UGI Corp.
Integrys Energy Group, Inc. (formerly Peoples Energy)	Washington Gas Light Co.

Stock Ownership Guidelines

Stock ownership objectives, contained in our Corporate Governance Standards, provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer	2x
Executive Vice President and Senior Vice Presidents	1.5x
All other executive officers	1x

It was determined that these ownership objectives would provide executives with a meaningful stake in the ownership of NW Natural and, as a result, fully align their interests with those of our shareholders. The stock ownership objectives generally are to be attained within five years of being appointed an officer. The committee annually reviews the progress made by executives against these objectives. This progress is measured using both shares owned directly by executives as well as shares credited to their 401(k) and non-qualified deferred compensation plan accounts and is determined using the average daily closing price for the Common Stock over the preceding calendar year. The committee last reviewed the progress of the Named Executive Officers in achieving these stock ownership objectives in February 2007 and concluded that all of the Named Executive Officers have achieved stock ownership goals or, for newer officers, have made satisfactory progress in achieving these goals given the time they have served in their respective executive positions. We do not have a policy regarding an executive’s use of NW Natural stock for pledges.

Compensation Programs

How Compensation Decisions Are Made

Competitive data are used as a guide, with other relevant considerations including internal equity, company and individual performance and an executive’s experience and contribution. Our executive compensation programs include sufficient flexibility that pay relative to the market median can vary by individual position if warranted by special circumstances. These special circumstances might include strong individual performance, marketability of skills or retention considerations that could allow certain executives to receive higher than average compensation increases or incentive awards in recognition of these special considerations. However, compensation paid to all of our Named Executive Officers is aligned to the market median for the relevant position.

The committee considers the consultant’s advice and expertise, including information obtained from the competitive analysis and survey prepared by the consultant, in determining:

•	the inclusion of the various elements in the compensation program;

•	policies for allocating between long-term and currently paid out compensation;

•	policies for allocating between cash and non-cash compensation, and among the different forms of non-cash compensation; and

•	the basis for allocating to each of the two forms of long-term compensation award opportunity.

The committee’s policy is to establish the allocations between long-term and currently paid out compensation and between cash and non-cash compensation (including the allocation among different forms of non-cash compensation) in approximately the same manner as the median of our competitive market for comparable executive positions.

Current vs. At-Risk Compensation

The base salary portion of total direct compensation opportunity (base salary, annual target incentive and expected value of long-term incentives, specifically excluding perquisites, health and welfare and retirement benefits) is intended to reflect the value of the executive’s position to our company and provide a competitive foundation for the work being performed. The remainder of total direct compensation opportunity is at risk and must be earned based upon the achievement of short-term and long-term performance goals, which represent shareholder performance expectations. The portion of total direct compensation designed to be paid in base salary versus variable pay depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The CEO has the largest portion of pay at risk. In 2006 for the CEO, the percentage of total direct compensation opportunity at risk or earned by achieving performance goals was approximately 60 percent and, for the other Named Executive Officers, the average percentage of such compensation at risk was approximately 50 percent. The remaining portion of compensation is delivered in the form of base salary.

Base Salaries

Base salaries paid to executives are established by the Board of Directors based upon the value of the position to the business, the performance of the individual and consideration of the market salary analyses prepared by the consultant. As described above, these analyses include salary survey and proxy data for comparable positions in the energy and gas utility industries. Salaries are typically adjusted March 1 of each year. Mr. Dodson’s salary increased from $500,000 to $515,000 on March 1, 2006. For 2006, each of the other Named Executive Officers’ base salary was set at or near the 50th percentile for comparable positions, resulting in an increase in salary from 2005 to 2006 of approximately 3 percent, effective March 1, 2006. From time to time the committee reviews and adjusts salaries if warranted to reflect changes in responsibilities or competitive market conditions. Such adjustments were made to the salaries for each of Mr. Kantor, Mr. Anderson and Ms. Doolittle in December 2005, resulting in salary increases of 5 percent.

Performance-Based Compensation Controls

Both the annual incentive plan and the long-term incentive performance share plan have minimum thresholds of performance that must be achieved before any awards are payable. In the annual incentive plan, net income must be sufficient to cover the payment of all dividends and payouts from certain components require that a threshold level of performance must be met. In the long-term performance share plan, there is no payout from the total shareholder return component if our total shareholder return is not at least 6 percent per year (a cumulative total of 19.1 percent for the three-year cycle) even if total shareholder return performance was as good as, or better than, peer performance.

The committee has imposed total compensation caps on annual incentive awards at 150 percent of target to focus executives on making sound decisions that will have a positive long-term impact, instead of short-term decision making. Additionally, with respect to long-term awards, the maximum number of performance shares is capped, in this case at 200 percent of target, to encourage appropriate risk-taking decisions by executives and discourage decisions that would merely maximize awards. These measures are intended to focus executives on the level of performance that will meet our strategic goals for the timeframe being measured.

The following discussion and analysis contains statements regarding individual and company performance targets and goals. These targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance for the periods covered. NW Natural specifically cautions investors not to apply these statements to other contexts.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan is designed to motivate key executives to drive the achievement of our annual goals, including financial, operating and individual performance goals. Awards are paid in March of the following year if the committee determines the goals are achieved. To date, the committee has not had reason to use its discretion to reduce performance-based awards.

We believe this program supports our compensation objective of motivating executives to achieve high levels of performance. Participation in the plan currently is limited to 13 participants selected by the committee, including the Named Executive Officers.

Target awards for executives vary as a percent of base salary based on position. Target and actual awards as a percent of base salary (in effect on December 31, 2006) were as follows:

Named Executive Officer	Target Award	Actual Award
Mark S. Dodson	50%	73%
Michael S. McCoy	40%	56%
Gregg S. Kantor	35%	50%
David H. Anderson	40%	57%
Margaret D. Kirkpatrick	30%	43%
Lea Anne Doolittle	30%	44%

The amounts to be paid if these goals are achieved or exceeded, when added to base salaries, are intended to place executives’ compensation at the 50th percentile of total cash compensation for comparable positions included in the consultant’s survey data and analyses. For information on the performance-based portion of specific awards granted to each Named Executive Officer, see the “Grants of Plan-Based Awards During 2006” table, below. Actual amounts paid to the Named Executive Officers for 2006 performance are reflected in columns (d) and (g) of the Summary Compensation Table, below.

The committee has given considerable attention to what performance measures are appropriate for the executive incentive plans and reviews these measures at least annually. Changes may be made to the measures at the start of new performance periods when the committee determines that changes are appropriate. For 2006, the amounts of the awards under the Executive Annual Incentive Plan reflect an allocation of 75 percent to corporate performance goals (earnings per share and several operating goals) and the remaining 25 percent to individual performance criteria established for each executive. The formula for the total incentive award is as follows:

[Corporate Performance Factor	X	75%	+	Individual Performance Factor	X	25%]	X	Target Award	=	Total Annual Incentive Award

Corporate Performance Goals. In 2006, the corporate performance goals established by the committee for the Executive Annual Incentive Plan were designed to reward improvement in operating results by emphasizing the achievement of increased earnings per share and the attainment of several operating goals.

The corporate performance factor is determined using the following formula:

Earnings Per Share Factor	X	50%	+	Key Goals Factor	X	50%	=	Corporate Performance Factor

Earnings per share factor. The committee concluded that 50 percent of the weight would be accorded to earnings per share to align executives with shareholders and in recognition of the importance earnings have in influencing our future stock price. For 2006, the earnings per share performance goal consisted of a range of diluted earnings per share results from $2.065 per share to $2.24 or above, corresponding to payout factors ranging from 0 percent to 150 percent. The target level of consolidated earnings per share was $2.21 per share, corresponding to a 100 percent payout factor. Actual earnings per share results are interpolated to determine the corresponding performance component.

Actual 2006 diluted earnings per share were $2.29, resulting in an earnings per share factor equal to the maximum for this factor of 150 percent.

Key Goals factor. The operating goals selected by the committee (and the applicable weighting of each as a percent) to which the remaining 50 percent weighting for corporate performance was accorded were determined to be those factors of significant importance to the enhancement of our overall profitability and productivity. The goals are substantially aligned with the Key Goals incentive program for all employees, although the goal weights differ in some cases and an additional goal was included for the Executive Annual Incentive Plan. Each goal could contribute between 0 percent to 200 percent of the assigned goal weight based on actual results, except that the utility earnings per share goal could contribute in excess of 200 percent if the goal exceeded the established range. Even though the performance factor for each goal and all goals together can exceed 150 percent, the maximum incentive bonus cannot exceed 150 percent of the target award. Actual results are interpolated to determine the performance factor for the particular goal.

The Key Goals factor was determined using the following formula:

Sum of [Goal Performance Factor X Goal Weight] for each of 8 Key Goals = Key Goals Factor

A summary of the operating goals for 2006 and the weighting of each goal to the overall factor is set forth in the following table:

Key Goals	Goal Description	Goal Performance Range	Target (100%) Performance	Goal Weight in Key Goal Performance Factor
Earnings per share (utility only)	Diluted earnings per share for utility operations (excludes earnings per share contributions from non-utility activities)	$2.06 –$2.30	$2.18	40%

Overall customer satisfaction	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	57.4% –60.4%	58.9%	3%

Customer satisfaction—employee interaction	Customers who had interactions with service technicians and/or construction crew members rating satisfaction at a 9 or 10	74.5% – 81.5%	78.0%	7%

Total customer additions	Total new meter sets	20,445 –22,745	21,595	10%

Expense per customer	Measures reduction in total expense per customer	$176.90 –$167.90	$172.40	10%

Capital expenditures per customer	Measures reduction in capital expenditures	$160.20 –$153.20	$156.70	15%

Construction cost per meter	Measures construction costs to install service to each new customer	$1,466 – $1,236	$1,351	5%

Additional Goal

Earnings per share contribution of new customers	Measures profitability of each new customer	$0.080 – $0.093	$0.083	10%

All of the measures and goals stated above, except for the Additional Goal, were used for purposes of the Key Goals incentive program, which is for the most part applicable to all employees and designed to include measures that may be directly influenced by employees. The pre-determined method for calculating the measures may include or exclude factors as appropriate for the incentive purposes of the measure, as determined by a committee of NW Natural and union management. Accordingly, the measures above should not be understood to be statements of management’s estimates of results or other guidance. NW Natural specifically cautions investors not to apply these measures to other contexts.

Our operating performance in 2006 resulted in a Key Goals factor of 136 percent. While some operating goals target levels were exceeded (e.g. utility earnings per share and capital expenditures per customer at 200 percent, customer satisfaction—employee interaction at 162 percent and total customer additions at 150 percent), others were not achieved (e.g. earnings per share contribution of new customers). The goals not achieved were primarily due to higher than planned costs for new customer additions.

For 2006, the combination of the Key Goals factor and the earnings per share factor produced an overall corporate performance factor equal to 143 percent of target.

Individual Performance Goals. Twenty-five percent of each officer’s annual incentive award is based on individual performance goals. The Named Executive Officers’ individual performance goals are designed to be aligned with and supportive of our strategic plan in the belief that the accomplishment of the strategic goals, along with the strong operation and management of our day-to-day business, will create success for our customers, employees and shareholders. NW Natural’s 2006 annual priority goals shared by all of the Named Executive Officers were:

•

the creation and implementation of a new operations model design that will improve our productivity and cost performance with the objectives of keeping customer rates low and achieving a minimum 5 percent annual earnings per share growth;

•	the achievement of target operating results, including our operating and maintenance and capital budget goals established for the year;

•

the achievement of earnings per share growth in 2006 that corresponds to a sustained 5 percent per year growth through effective business planning, cost management and profitable customer acquisition growth;

•	the improvement of efficiencies in providing service to customers and enhanced customer satisfaction;

•	ensuring that all employees are engaged and contributing to the achievement of our annual priority goals; and

•	the positioning of NW Natural for business development opportunities.

Other than the CEO, each Named Executive Officer was evaluated as to 2006 individual performance by the CEO. Performance ratings, ranging on a scale from 0 to 150 percent, and recommendations from the CEO as to individual performance are reviewed and approved by the committee and considered as it reviews the overall performance of management against the operating goals and uses this assessment to establish the year-end performance rating for the CEO. The committee determined that management had met or exceeded these goals and assigned a rating of 150 percent for the CEO’s individual performance. Performance of the other Named Executive Officers ranged from 133 percent to 146 percent.

On average the awards for the CEO and the other Named Executive Officers were 44 percent above the target awards for the year, primarily due to higher than targeted earnings per share performance for the year.

Long-Term Incentives

The long-term incentive portion of our executive compensation program consists of two components: stock options and performance shares. The stock option component comprises approximately 25 percent of the Named Executive Officer’s targeted long-term compensation and the performance share component comprises approximately 75 percent of targeted long-term compensation. While both stock options and performance shares provide incentives to executives to work toward increasing the price of our Common Stock in order to more closely align executives’ interests with those of our shareholders, the performance share program also focuses the executives on key long-term objectives that align with the creation of shareholder value.

For 2006 compensation, long-term incentives represented approximately 45 percent of the target total direct compensation for the CEO and approximately 30 percent on average for the other Named Executive Officers.

Stock Options. Prior to 2006, the committee made stock option grants under the Restated Stock Option Plan every two years, rather than annually. Commencing in 2006, in order to better align our practices with competitive practice and to control costs associated with the adoption of new accounting rules for share-based compensation, smaller stock option awards are being granted annually and will vest equally over four years rather than three years. Except in cases of grants of options made to attract new employees, option and performance share grants are made by the committee at its meeting each February. This is the same time the committee considers and approves changes in all of the other components of executive compensation, thus having the benefit of considering the relative value of all components of pay (base salary and short- and long-term incentives) at once, as well as reviewing the consultant’s annual updated competitive compensation analysis. The committee does not time its grants in coordination with the release of material non-public information and it does not release material non-public information to affect the value of executive compensation.

Option repricing is specifically prohibited under our Corporate Governance Standards and the committee has confirmed that there have never been any instances of back-dating stock options. Since the inception of our stock option plan in 1985, the committee has consistently and without exception established the option exercise price at 100 percent of the closing market price for the Common Stock on the last business day preceding the date of grant. In December 2006, the Restated Stock Option Plan was amended to establish the option exercise price for future grants at 100 percent of the closing market price for the Common Stock on the date of grant. The committee uses the same practice to establish stock option exercise prices for all employees receiving options.

Among the factors the committee considers in determining the number of options to be granted to the Named Executive Officers are:

•	the total long-term competitive market compensation data provided by the consultant;

•	the executive’s relative position and level of responsibility within NW Natural;

•	the performance of the executive during the prior period;

•	the number of options needed to ensure that executives are focused on absolute share price appreciation over the long-term; and

•	the executive’s target ownership of NW Natural Common Stock (see “Stock Ownership Guidelines,” above).

It is the committee’s policy to grant non-statutory stock options under the Internal Revenue Code and the related regulations so that any such compensation recognized upon the exercise of options will be tax deductible by NW Natural. The shareholders have previously approved the Restated Stock Option Plan to comply with the performance-based compensation requirements of Section 162(m) of the Internal Revenue Code, and the plan provisions are designed to satisfy the other requirements for performance-based compensation so that compensation related to the exercise of options granted under this Plan would not be subject to the $1 million limitation on tax-deductible compensation. See “Regulatory, Tax and Accounting Considerations,” below. Shareholders are being requested to reapprove the Restated Stock Option Plan at this Annual Meeting to ensure continued compliance with these requirements of the Internal Revenue Code. See “Proposal 2—Reapproval of the Restated Stock Option Plan,” below.

The number of non-statutory stock options granted to the Named Executive Officers in 2006 was primarily based on market data as presented by the consultant. All grants made to the Named Executive Officers in 2006 are included in the “Grants of Plan-Based Awards During 2006” table, below.

Outside of the regular schedule for stock option grants, from time to time the committee grants a limited number of stock options to newly-hired executives and senior managers. No such new hire grants occurred in 2006.

Performance Shares. The second component of our executives’ long-term compensation program, which also is designed to encourage ownership of our stock by executives, is provided through a performance share program under our Long-Term Incentive Plan. The purpose of the performance share program is to provide a means for rewarding executives for their success in driving long-term performance results which increase shareholder value. All of the Named Executive Officers participate in the performance share program. However, since Mr. Anderson’s participation commenced in 2005 and Ms. Kirkpatrick’s participation commenced in 2006, neither was eligible for an award for the 2004-2006 performance period.

For a number of years, we only used stock options as a form of long-term incentive compensation. After careful consideration, the committee determined that at-market grants of stock options, while valuable in measuring and rewarding absolute share price appreciation, did not keep the executives focused on a portfolio of performance metrics. Upon the committee’s recommendation, in 2000 the Board approved the Long-Term Incentive Plan, including the performance share long-term incentive program. Before the 2004-2006 performance period, the performance share program targets were based on return on equity goals, which were never achieved. Since 2004, the performance share program has utilized performance measures that focused executives on relative total shareholder return performance compared to a peer group of companies and the attainment of key strategic goals that impact NW Natural’s long-term success.

The committee makes annual performance share awards under the plan payable in Common Stock based on our performance over three-year performance cycles. Target awards are determined by the committee for each participant based on the consideration of the benefits provided by the program, and internal equity as well as the consultant’s analysis considering competitive opportunities for comparable executive positions. Executives are limited to a maximum performance share award equal to 200 percent of the target award. In addition, for every share of Common Stock earned, executives are entitled to a cash award equivalent to the total amount of dividends paid on those shares over the three-year program term. The threshold (minimum award other than no award), target and maximum performance share awards approved by the committee for the Named Executive Officers in 2006 were primarily based on market data as presented by the consultant. The portion of the award related to the Total Shareholder Return Component, described below, is included in the “Grants of Plan-Based Awards During 2006” table, below.

The performance criteria used for the three most recent three-year performance cycles, 2004-2006, 2005-2007 and 2006-2008, were based on two primary factors: total shareholder return (weighted 75 percent of the total award) and performance relative to strategic plan milestones (weighted 25 percent of the total award).

Total Shareholder Return Component. Seventy-five percent of the award is based on total shareholder return relative to a peer group of 10 gas utility companies. The committee selected the peer group companies because of their comparability to us both in terms of size and the nature of their business. This peer group differs from the total shareholder return table appearing in our 2006 Annual Report to shareholders in that it focuses on local gas distribution companies instead of a broader group of energy companies. The peer group, which consists of AGL Resources Inc., Atmos Energy Corporation, Cascade Natural Gas Corporation, Laclede Group Inc., New Jersey Resources Corporation, Nicor Inc., Integrys Energy Group, Inc. (formerly Peoples Energy Corporation), Piedmont Natural Gas Company Inc., Southwest Gas Corporation and Washington Gas Light Company, is used exclusively for this program, although some of the companies in the group are energy companies which also may be included in the survey data used by the consultant and in the total shareholder return table included in our 2006 Annual Report. Total shareholder return is the return a shareholder earns over a specified period of time, in this case the three-year performance period. Total shareholder return, expressed as an annual percentage, measures the change in share price, assuming dividends are reinvested, and is what we might expect a shareholder to receive from his or her ownership in NW Natural. This measure was determined by the committee to best align the interests of management with those of the shareholders. We must achieve a minimum average of 6 percent total shareholder return per year (a cumulative total of 19.1 percent for the three-year cycle) over the three-year period before any awards can be earned under this component and must perform on par with or above the fourth ranked peer company to earn target awards.

The following table shows the total shareholder return component factors we use to determine NW Natural’s factor for total shareholder return compared to rankings for companies in the peer group:

Total Shareholder Return Ranking	Total Shareholder Return Component Factor
10	0%
9	0%
8	25%
7	25%
6	50%
5	75%
4	100%
3	125%
2	150%
1	200%

For 2006, our total shareholder return ranking was between the second and third highest performing in the peer group, resulting in a total shareholder return component factor of 133 percent.

Strategic Component. The remaining 25 percent of any performance share award is based on a factor which is determined at the discretion of the committee at the end of the program term. Among other things, the committee considers actual performance relative to strategic milestones set forth in our strategic plan and approved by the committee prior to the beginning of the cycle. Factors considered include, but are not limited to:

•	financial measures, including the earnings per share contribution of new residential and commercial customers, return on invested capital and return on equity;

•	non-core growth measures relating to acquisition opportunities, interstate gas storage and potential liquefied natural gas projects; and

•	workforce and succession planning matters.

The following formula is used to determine the performance share factor at the end of the three-year performance period. This factor is then applied to the target awards for each award recipient.

25% X [Strategic Component Factor] + 75% X [Total Shareholder Return Component Factor] = Performance Share Factor

                            (0-200%)                                                               (0-200%)

At the end of the 2004-2006 program term, the committee determined the degree to which the strategic goals were achieved and assigned a strategic component factor of 200 percent, indicating that the strategic component factor was exceeded based on its assessment of earnings per share performance, management’s business development activities and milestones achieved in workforce and succession planning over the three years being assessed. Further, in the committee’s decision to assign the maximum level to the strategic component, the committee considered management’s performance in executing its business process redesign, which was considered to be instrumental in achieving NW Natural’s 5 percent annual earnings growth targets, and the regulatory leadership and achievements of NW Natural, such as the weather normalization and conservation tariffs, which are designed to reduce earnings volatility due to weather and customer conservation and have been nationally recognized and emulated. The portion of the award related to the Strategic Component is not included in the “Grants of Plan-Based Awards During 2006” table.

Because the committee’s determination as to the achievement of this portion of the award is discretionary, amounts paid to the Named Executive Officers may not be tax deductible under Section 162(m) of the Internal Revenue Code (see “Regulatory, Tax and Accounting Considerations,” below).

Total 2006 Performance Shares. The combination of the total shareholder return component factor (at 133 percent, weighted 75 percent) and the strategic component factor (at 200 percent, weighted 25 percent) for the 2004-2006 cycle resulted in a total performance share factor of 149.8 percent of target. For actual 2006 award amounts, see the “Option Exercises and Stock Vested During 2006” table, below.

Restricted Stock Grants. The Long-Term Incentive Plan also provides the committee the ability to grant restricted stock awards. Typically, restricted stock awards are used in special, limited circumstances such as new hire grants and retention or special recognition awards. The committee infrequently makes restricted stock grants since our long-term incentive program is heavily-weighted to performance shares under the Long-Term Incentive Plan, which provides stock incentives that are linked to performance. The committee believes that, in many cases, restricted stock would be a redundant incentive.

Two restricted stock awards are outstanding under the Long-Term Incentive Plan which have not fully vested. On July 26, 2006, a grant of 6,500 restricted shares was made to Mr. McCoy who retired on December 31, 2006. In order to vest in these awards, Mr. McCoy must make himself reasonably available to respond to questions, attend meetings and testify at proceedings when requested following his retirement. If the conditions of vesting are met, Mr. McCoy’s shares will vest at the rate of one-third per year beginning in March 2007.

In September 2004, a grant of 5,000 restricted shares was made to Mr. Anderson in connection with his joining NW Natural as chief financial officer. The award, which vests over a five-year period, is contingent upon Mr. Anderson’s continued employment with NW Natural.

The award recipients receive dividends on the full number of restricted shares awarded, both vested and unvested. Dividends paid on unvested shares are treated as ordinary income for tax purposes and dividends paid on vested shares are taxable as dividend income.

Review of Compensation Awards

At the request of the Audit Committee of the Board, each year the Manager of Internal Auditing performs a review of the calculation of awards under the Executive Annual Incentive Plan and Long-Term Incentive Plan to ensure awards are consistent with the applicable formulas as approved by the committee.

Perquisites

All executives, including the Named Executive Officers, receive an automobile allowance. In addition, some of the executives have limited spouse travel and social and athletic club memberships. These perquisites are common to the industry and are designed to aid in our ability to attract executives and be competitive with the perquisites provided to executives in positions of comparable responsibility in comparable energy companies. The committee reviews these perquisites every two years as part of the competitive total remuneration analysis provided by the consultant.

The objective of perquisites is to facilitate the executives performing their work for NW Natural. For example, the committee determined that automobile allowances are cost-effective benefits for ensuring that executives have ready access to various locations in a work day. Certain executives also are provided with club memberships that provide access to facilities used for business meetings and exercise.

In 2006, Mr. McCoy was provided with a home security system that was installed during a time when there was security risk to executives in the business.

Executive Health and Welfare Benefits

Executives are entitled to the same health and welfare benefits offered to all non-bargaining unit employees. In addition, we provide a supplemental disability benefit, an accidental death and dismemberment travel insurance benefit and we reimburse executives for out-of-pocket expenses relating to annual physical exams. Executives are provided with a supplemental long-term disability income program to provide them with a reasonable income flow during a period of long-term disability because the compensation limits imposed by the group disability income program do not provide an adequate income replacement level for executives.

Retirement Benefits

In addition to being designed to attract and retain executives, the executive benefit programs are designed to provide income security and capital accumulation through defined benefit and defined contribution retirement plans.

Executive Supplemental Retirement Income Plan and Supplemental Executive Retirement Plan (Defined Benefit Plans)

In general, when compared to non-utilities, the utility industry has historically provided a greater percentage of total remuneration in the form of retirement benefits, particularly in the form of defined benefit plans, rather than current cash compensation. All executives participate in the Retirement Plan for Non-Bargaining Unit Employees, our qualified pension plan, on the same terms as other salaried employees. We maintain two defined benefit, supplemental retirement plans for executives, the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. The Executive Supplemental Retirement Income Plan, which was adopted by the Board in 1981, provides participants with a total annual retirement benefit of up to either 65 percent or 70 percent of final annual compensation when combined with the Non-Bargaining Unit Plan and Social Security. The Supplemental Executive Retirement Plan provides a targeted lump sum benefit equal to six times final average compensation when combined with the Non-Bargaining Unit Plan and Social Security. All of the Named Executive Officers, other than Mr. Anderson and Ms. Kirkpatrick, are participants in the Executive Supplemental Retirement Income Plan. Mr. Anderson and Ms. Kirkpatrick are participants in the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2006” table and the related narrative discussion.

Effective September 1, 2004, the Executive Supplemental Retirement Income Plan was amended to limit participation to those executives who were participants as of that date, and to close the Plan to new participants. At the same time, the Supplemental Executive Retirement Plan was adopted rather than amend the Executive Supplemental Retirement Income Plan because the plan design was too complicated and it was easier to create a new plan than to amend, simplify and add a lower benefit level to the plan. As a result, the Supplemental Executive Retirement Plan provides a reduced benefit compared to the Executive Supplemental Retirement Income Plan. Further, in December 2006, the Board approved an amendment to the Supplemental Executive Retirement Plan to add a new, lower level of benefit for new participants because market survey data supported further reduction of the benefit. These changes, however, did not reduce the current benefits applicable to the two Named Executive Officers who are participants in this Plan.

The service requirements for Mr. Dodson’s Executive Supplemental Retirement Income Plan benefit were modified by the terms of his employment agreement. See “Employment Agreements,” and the “Pension Benefits as of December 31, 2006” table and the related discussion under “Executive Supplemental Retirement Income Plan,” below. Other than Mr. Dodson, a participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control will receive three additional years of service credit for Executive Supplemental Retirement Income Plan and Supplemental Executive Retirement Plan purposes. See “Change in Control Severance Agreements,” below.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the Named Executive Officers are eligible to participate. Our Retirement K Savings Plan (401K Plan) is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. Both plans are designed to enable eligible employees to save for retirement on a tax-deferred basis. The 401K Plan provides a matching company contribution of 60 percent on the first 6 percent of salary and annual incentive deferred by the participants and the Deferred Compensation Plan for Directors and Executives may also match contributions if the executive is limited from receiving the full matching contribution under the 401K Plan due to Internal Revenue Code limitations. Participation in the 401K Plan is generally available to all regular company employees working 20 or more hours in a work week, while participation in the Deferred Compensation Plan for Directors and Executives is limited to directors, executives and a limited number of senior managers designated by the CEO.

The Deferred Compensation Plan for Directors and Executives provides participants with tax deferral opportunities by allowing them to elect to defer up to 50 percent of base salary, and up to 100 percent of annual incentives and Long-Term Incentive Plan payments until retirement or termination of employment or an earlier date designated in advance. Compensation deferred under the Deferred Compensation Plan for Directors and Executives is credited to a “cash account,” which, through December 31, 2006, was credited with interest quarterly based on Moody’s Average Corporate Bond Yield plus two percentage points, subject to a 6 percent minimum. Cash amounts deferred remain part of NW Natural’s general assets and are available to NW Natural to offset borrowing needs.

Effective January 1, 2007, the interest crediting rate for cash accounts in the Deferred Compensation Plan for Directors and Executives was lowered to the Moody’s Average Corporate Bond Yield without the additional 2 percent, and the minimum 6 percent crediting rate was eliminated. The committee made these changes, as recommended by the consultant, to better align the interest rate paid on deferred cash accounts with NW Natural’s cost of borrowing and to be more consistent with current industry practices. Existing cash account balances under NW Natural’s previous deferred compensation plans, which are now closed to new contributions, are expected to continue to be credited with the above-market interest rate until 2017. Participants in the Deferred Compensation Plan for Directors and Executives may elect to transfer amounts from their cash accounts to a company stock account up to four times annually. Dividends are credited to stock accounts at the current dividend rate declared by the Board of Directors on our Common Stock. Balances in the cash account and stock held in the stock account are distributed to participants upon death, disability, retirement or termination of employment in accordance with the participants’ elections in 5, 10 or 15 year installments, in a lump sum, or in a combination of installments and a lump sum payment. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2006, see the “Non-Qualified Deferred Compensation in 2006” table, below.

Change in Control Severance Agreements

The Board considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of our company. In recognition of the possibility of a change in control of NW Natural and that such possibility, and the uncertainty and questions which it could raise among management may result in the departure or distraction of management personnel to our detriment, the Board has approved our entry into severance agreements with all of the Named Executive Officers. For all executive officers except Mr. Dodson, these agreements generally provide for the payment, upon the termination of the employee’s employment without cause or by the employee for “good reason” (as defined in the severance agreement) within two years following a change in control of NW Natural, of an amount equal to two times the sum of the employee’s annual salary and average annual incentive for the last three years, and also provide for a corresponding two years’ continuation of life and health insurance benefits. Mr. Dodson is limited to $750,000 from all sources under his current agreement. Each employee is obligated under the severance agreement to remain in the employ of NW Natural for a period of 270 days following a “potential change in control” (as defined in the severance agreements). See “Potential Payments Upon Termination or Change in Control,” below.

In December of 2006, these agreements were amended to eliminate the tax gross-up feature, which the committee determined to be excessive, and to reduce the benefit for which Mr. Dodson would be entitled due to his nearing retirement age.

Other Severance Agreements

In addition to the agreements described above, two Named Executive Officers would be provided severance benefits in the event their employment is terminated other than for cause. Mr. Dodson’s employment agreement provides certain benefits in the event his employment is terminated other than for cause before December 31, 2007. See “Employment Agreements,” below. Also, since the commencement of Mr. Anderson’s employment in 2004, he has been entitled to a severance benefit equal to one-times his annual salary if his employment is terminated by us without cause prior to September 30, 2007.

In general, except for the change in control agreements discussed above, the committee prefers not to enter into non-change in control severance agreements. Accordingly, in February 2007, the committee established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment or after a change in control. The benefit for termination without cause absent a change in control must reduce over the term of the agreement, which cannot exceed five years.

Employment Agreements

On July 2, 1997, NW Natural entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Effective January 1, 2003, the agreement was extended to December 31, 2007 and modified to reflect his appointment as President and CEO. Under this agreement, we modified the service requirements applicable to Mr. Dodson for purposes of the Executive Supplemental Retirement Income Plan. Accordingly, Mr. Dodson will be vested and eligible under the Executive Supplemental Retirement Income Plan for supplemental benefits at the 65 percent of final annual compensation level upon retirement on or after December 31, 2007. The agreement also provides that Mr. Dodson will be vested and eligible under the Executive Supplemental Retirement Income Plan for supplemental retirement benefits at the 65 percent of final annual compensation level with no reduction in benefits based on early retirement if he (a) becomes disabled, (b) dies or (c) is terminated other than for cause. Other terms of Mr. Dodson’s employment agreement have lapsed or are incorporated into the terms of the other plans or agreements with Mr. Dodson.

On December 14, 2006, the Board of Directors approved an amendment to Mr. Dodson’s Employment Agreement. Under Mr. Dodson’s employment agreement as amended, if Mr. Dodson becomes entitled to severance benefits under his severance agreement in connection with a change in control-related termination occurring before December 31, 2007, he will not become entitled to the 65 percent Executive Supplemental Retirement Income Plan benefit referenced above or to any other enhanced Executive Supplemental Retirement Income Plan benefits.

None of the other Named Executive Officers have written employment agreements. The committee prefers not to enter into employment contracts and has not authorized an executive employment contract since Mr. Dodson’s agreement in 1997. The committee will attempt to avoid establishing employment contracts for new executive officers and will utilize other methods as necessary to attract new executives.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

We fully assess the accounting and tax treatment of each form of compensation paid to the Named Executive Officers for both NW Natural and the individual executive. This is particularly important in a regulated business where we are allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while other elements of executive compensation, such as annual incentive awards and long-term performance shares, are typically shareholder expenses because the programs are designed to meet shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient customer service;
•	encourage management of construction, capital and operational costs, which helps to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Corporate Performance Goals,” above. Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the Oregon Public Utility Commission in 2003 and by the Washington Utilities and Transportation Commission in 2004. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Expenses Recovered in Rates	Expenses Not Recovered in Rates

Salaries	Stock Options

Qualified pension plan benefits	Executive Annual Incentive Plan

Qualified Retirement K Savings Plan matching contribution	Long-Term Incentive Plan

Health and welfare benefits	Interest paid and matching contributions on Deferred Compensation Plan for Directors and Executives

Interest paid and matching contributions on Executive Deferred Compensation Plan

Executive Supplemental Retirement Income Plan

Supplemental Executive Retirement Plan

Supplemental disability benefits

Change-in-control severance benefits

Non-change-in-control severance benefits

Perquisites

Tax Deductibility of Compensation

In developing the executive compensation programs, the committee takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits to $1 million per person the amount that may be deducted for compensation paid in any year to any individual who, on the last day of the taxable year, is the CEO or is among the four highest compensated officers (other than the CEO). Certain exceptions to this limitation apply to “performance-based compensation” and we have obtained shareholder approval of the Restated Stock Option Plan and the Long-Term Incentive Plan to qualify the exercise of non-statutory stock options and the payment of the non-discretionary portion of long-term incentive awards under the Long-Term Incentive Plan as performance-based so that compensation received would not be subject to the $1 million limitation. It is the committee’s policy to grant options that meet the requirements of the Internal Revenue Code and related regulations so that any such compensation recognized by an optionee will be fully-deductible, performance-based compensation. The non-discretionary portion of performance share long-term incentive awards granted by the committee is also generally intended to meet the “performance-based compensation” requirements of the Internal Revenue Code and regulations so that any compensation paid under the non-discretionary portion of those awards will be fully deductible.

To the extent possible, we also have designed our non-qualified compensation plans to comply with Internal Revenue Code Section 409A and related guidance. However, because the Internal Revenue Service has not yet published final regulations to implement this Internal Revenue Code section, we are awaiting the issuance of final regulations so that we are able to determine the most appropriate action. The expensing of share-based compensation does not have a significant impact on our financial results, but has impacted our plan design. See “Stock Options,” above. In 2006, the percentage of options granted as compensation was less than 1 percent of Common Stock outstanding.

Tally Sheets

Each year the committee reviews the total remuneration of executives in the form of a tally sheet which shows the executive’s current total compensation from all sources, including potential compensation from equity awards not yet earned as well as retirement benefits. The committee also reviews the amount of possible compensation from any severance arrangements, including change in control compensation.

Every two years, at the committee’s request, the consultant conducts a complete review of the total remuneration paid or provided to our executives in comparison to the total remuneration paid or provided to executives in similar positions with a group of comparable energy and gas utility companies. This review includes salary, annual incentives, equity and long-term incentive compensation, health, welfare and other benefits, and the dollar value and cost of all perquisites and benefits under our qualified and non-qualified deferred compensation and supplemental retirement plans.

Based upon the consultant’s review in early 2007, the committee determined that the total remuneration for the executive officers, including the CEO, was reasonable and aligned with the executive compensation principles discussed above. Additionally, the committee annually reviews the compensation of the CEO relative to other executive officers, management, and the average employee and in early 2007 concluded that the relative differences are appropriate.

SUMMARY COMPENSATION TABLE—2006†

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	OPTION AWARDS[3] ($)	NON- EQUITY INCENTIVE PLAN COMPENSA- TION [1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSA- TION EARNINGS[4] ($)	ALL OTHER COMPENSA- TION[5] ($)	TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark S. Dodson President and Chief Executive Officer	2006	$512,499	$96,735	$567,968	$93,197	$276,265	$762,143	$67,726	$2,376,533
Michael S. McCoy Executive Vice President	2006	271,305	35,988	227,564	74,043	115,012	113,062	29,175	866,149
Gregg S. Kantor Executive Vice President	2006	183,083	22,907	161,075	16,285	69,093	91,237	39,407	583,087
David H. Anderson Senior Vice President and Chief Financial Officer	2006	285,542	40,834	167,451	53,117	123,166	16,690	49,086	735,886
Margaret D. Kirkpatrick Vice President and General Counsel	2006	215,833	22,156	18,630	27,314	69,844	24,967	37,822	416,566
Lea Anne Doolittle Vice President	2006	181,067	20,421	107,384	14,306	58,579	83,618	36,666	502,041

†

Only a portion of the executive compensation included in this table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives that are linked to service to our customers. For further discussion regarding amounts excluded from rate recovery, see the Compensation Discussion and Analysis, “Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

[1]

The total bonus paid to each Named Executive Officer under our Executive Annual Incentive Plan for performance in 2006 is equal to the sum of the amounts shown in column (d) and column (g). Amounts constituting the discretionary portion of bonuses under the plan are included as bonuses in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are included as non-equity incentive plan compensation in column (g).

[2]

Amounts shown in column (e) represent the amount of compensation expense recognized under Statement of Financial Accounting Standards (SFAS) No. 123R, “Share Based Payment” (FAS 123R) in 2006 with respect to performance share awards granted in 2006, 2005 and 2004, disregarding estimated forfeitures. However, because their employment commenced after the beginning of certain award periods, the amount shown for Mr. Anderson reflects only the expense recognized under FAS 123R in 2006 related to the 2005 and 2006 awards and the amount shown for Ms. Kirkpatrick reflects only the expense recognized under FAS 123R in 2006 related to the 2006 award. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. The 2006 performance share grant date fair value is being recognized ratably over the three-year performance period. For the 2004 and 2005 performance share awards granted before we adopted FAS 123R, the grant date fair value of the shares under the awards is expensed over the three-year performance period, with the amounts expensed for interim periods based on estimated final share awards.

For Mr. McCoy and Mr. Anderson, the amounts in column (e) also include expense related to their restricted stock awards granted in 2006 and 2004, respectively. Total compensation expense for restricted stock is equal to the grant date fair value of the shares and is recognized ratably over the vesting period, which is three years for Mr. McCoy and five years for Mr. Anderson. The assumptions used in determining the grant date fair values of awards under FAS 123R are disclosed in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

[3]

Amounts shown in column (f) represent the amount of compensation expense recognized under FAS 123R in 2006 with respect to options granted in 2006 and 2004 and the new hire grant for Ms. Kirkpatrick in 2005, disregarding estimated forfeitures. Total compensation expense for an option award is equal to the grant date fair value of the option estimated using the Black- Scholes option pricing model, which is recognized ratably over the four- or three-year vesting periods. The assumptions used in determining the grant date fair values of options under FAS 123R are disclosed in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

[4]

The amounts included in column (h) as the aggregate change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit pension plans during 2006 were: Mr. Dodson, $753,093; Mr. McCoy, $101,208; Mr. Kantor, $90,328; Mr. Anderson, $16,277; Ms. Kirkpatrick, $24,967; and Ms. Doolittle, $82,383. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the Named Executive Officers during 2006 were: Mr. Dodson, $9,050; Mr. McCoy, $11,854; Mr. Kantor, $909; Mr. Anderson, $413; Ms. Kirkpatrick, $0; and Ms. Doolittle, $1,235.

[5]

All Other Compensation includes: (i) perquisites, (ii) the employee portion of the Medicare Hospital Insurance Tax liability paid by NW Natural on the present value increase of participants’ benefits under the Executive Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by NW Natural, (iii) compensation received for amendments to change in control severance agreements in December 2006 which reduced the change in control benefits for the Named Executive Officers other than Mr. McCoy, who retired on December 31, 2006 and (iv) matching contributions under the qualified and non-qualified defined contribution plans. See the “All Other Compensation” and “Perquisites” tables, below.

All Other Compensation (column (i)) in the Summary Compensation Table consists of the following:

All Other Compensation

Name	Perquisites	Executive Supplemental Retirement Income Plan Tax	Compensation for Reduction in Change-in-Control Severance Benefits	Matching Contributions under Qualified Deferred Compensation Plans (401K)	Matching Contributions under Non-Qualified Deferred Compensation Plans	Total
Mark S. Dodson	$30,355	$8,120	$1	$7,920	$21,330	$67,726
Michael S. McCoy	29,175	—	—	—	—	29,175
Gregg S. Kantor	18,790	1,002	10,000	7,920	1,695	39,407
David H. Anderson	23,910	—	10,000	7,920	7,256	49,086
Margaret D. Kirkpatrick	19,902	—	10,000	7,920	—	37,822
Lea Anne Doolittle	17,027	457	10,000	7,920	1,262	36,666

The following perquisites are included in the amounts shown in column (i) of the Summary Compensation Table:

Perquisites1

Name	Auto- mobile Allowance	Social/ Athletic Club Dues	Home Security System	Spousal Travel, Attendance at Company- Sponsored Events and Incidental Gifts	Supplemental Disability Insurance Premiums		Accidental Death and Dismember- ment Insurance	Total
Mark S. Dodson	$16,680	$11,372	$—	$—	$2,195		$108	$30,355
Michael S. McCoy	15,480	8,646	269	1,923	2,749		108	29,175
Gregg S. Kantor	15,480	1,881	—	539	807		83	18,790
David H. Anderson	15,480	4,511	—	172	3,639	[2]	108	23,910
Margaret D. Kirkpatrick	13,380	4,842	—	299	1,283		98	19,902
Lea Anne Doolittle	13,380	2,025	—	211	1,329		82	17,027
[1]	Values for perquisites are based on actual amounts paid by NW Natural to or on behalf of the executive for the benefit or service.
[2]	Amount also includes payment in 2006 of a pro-rated premium in the amount of $984 covering insurance relating to the 2005 insurance year.

GRANTS OF PLAN-BASED AWARDS DURING 2006

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options[5] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Award ($)[6]
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Mark S. Dodson	2/22/06		—	—	—	—	—	—	—		23,000	$34.29	$144,624
	2/22/06		$46,350	$193,125	$289,875	—	—	—	—		—	—	—
	2/22/06		—	—	—	2,850	15,000	30,000	—		—	—	279,450
Michael S. McCoy	2/22/06		—	—	—	—	—	—	—		8,000	34.29	50,304
	2/22/06		24,120	80,400	120,600	—	—	—	—		—	—	—
	2/22/06	[3]	—	—	—	950	5,000	10,000	—		—	—	93,150
	7/26/06		—	—	—	—	—	—	6,500	[4]	—	—	247,455
Gregg S. Kantor	2/22/06		—	—	—	—	—	—	—		3,000	34.29	18,864
	2/22/06		16,560	48,300	72,450	—	—	—	—		—	—	—
	2/22/06		—	—	—	570	3,000	6,000	—		—	—	55,890
David H. Anderson	2/22/06		—	—	—	—	—	—	—		8,000	34.29	50,304
	2/22/06		25,830	86,100	129,150	—	—	—	—		—	—	—
	2/22/06		—	—	—	950	5,000	10,000	—		—	—	93,150
Margaret D. Kirkpatrick	2/22/06		—	—	—	—	—	—	—		5,000	34.29	31,440
	2/22/06		19,530	48,825	73,238	—	—	—	—		—	—	—
	2/22/06		—	—	—	570	3,000	6,000	—		—	—	55,890
Lea Anne Doolittle	2/22/06		—	—	—	—	—	—	—		3,000	34.29	18,864
	2/22/06		16,380	40,950	61,425	—	—	—	—		—	—	—
	2/22/06		—	—	—	380	2,000	4,000	—		—	—	37,260

[1]

Threshold level estimated payouts assume satisfaction of minimum performance levels for each component of the formula in the Executive Annual Incentive Plan. See “Executive Annual Incentive Plan Awards” following this table and “Compensation Discussion and Analysis—Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 75 percent of the annual incentive opportunity. The remaining 25 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2006 and paid in 2007 are reflected in column (g) of the Summary Compensation Table.

[2]

Share amounts represent potential performance share awards granted pursuant to the terms of the Long-Term Incentive Plan (LTIP). See “Long-Term Incentive Awards” following this table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $4.23 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout for each component of the formula in the Long-Term Incentive Plan. The 2006 portion of the expense related to these grants is included in column (e) of the Summary Compensation Table.

[3]

Mr. McCoy retired on December 31, 2006 and, under the terms of the LTIP, Mr. McCoy’s performance share award potential will be prorated accordingly so that the threshold, target and maximum award levels would be 317 shares, 1,667 shares and 3,334 shares, respectively.

[4]

Under the LTIP, on July 26, 2006, we entered into a Restricted Stock Bonus Agreement with Mr. McCoy that provided a grant of 6,500 shares of our Common Stock in anticipation of Mr. McCoy’s retirement on December 31, 2006. One-third of the shares will vest on each of March 1, 2007, March 1, 2008 and March 1, 2009. In addition, all shares would immediately vest if (a) Mr. McCoy dies or becomes physically disabled, or (b) a Change in Control (as defined) occurs. Mr. McCoy is entitled to receive dividend payments on the full number of restricted shares, both vested and unvested at the same rate paid on our Common Stock. Unvested shares are subject to forfeiture if, at any time after Mr. McCoy’s retirement, he is not making himself reasonably available to assist NW Natural, as determined by the CEO in his sole discretion.

[5]

Stock options granted on February 22, 2006 pursuant to the Restated Stock Option Plan vest in four equal installments on February 22, 2007 and January 1, 2008, 2009 and 2010. Vesting will be accelerated upon death, disability or retirement as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years and seven days, subject to earlier termination in connection with a termination of the optionee’s employment.

[6]

Amounts shown in column (l) for option awards represent the grant date fair value of the options calculated using a Black-Scholes option pricing model. Amounts shown for restricted stock awards represent the grant date fair value of the shares granted. The portion of each performance share award under the LTIP based on relative total shareholder return (75 percent of target award) is considered to be subject to a market condition under FAS 123R, so the amounts shown for that portion represent the grant date fair value calculated using a binomial pricing model. Amounts shown for the remaining portion of each performance share award subject to strategic performance milestones (25 percent of target award) represent the grant date fair value calculated using a Black-Scholes option pricing model. The values used for these equity awards are the same as those used under FAS 123R. The assumptions used in determining these values are described in Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. The portion of these values expensed in 2006 is included in columns (e) and (f) of the Summary Compensation Table.

Compensation and Award Table Discussion

Regulatory considerations

As a regulated utility, many of our expenses are included in amounts that we are entitled to collect from our customers in rates; however, only a portion of executive compensation is covered in our rates. For further discussion regarding amounts excluded from rate recovery, see the Compensation Discussion and Analysis section, “Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

Executive Annual Incentive Plan Awards

Payment of awards under the Executive Annual Incentive Plan is contingent upon meeting predetermined individual and company performance goals. Depending upon position, performance and the other factors considered by the committee, the Named Executive Officers may earn from 30 percent to 50 percent of base salary if the prescribed company and individual performance goals are met, or up to 45 percent to 75 percent of base salary if these goals are exceeded. At the beginning of each year, weighted performance goals are established and, at year-end, performance is measured against these goals. Actual results are considered by the committee in determining the amounts to be awarded, if any. For further discussion regarding the Executive Annual Incentive Plan, including the components of company and individual performance, see “Compensation Discussion and Analysis—Compensation Programs—Executive Annual Incentive Plan,” above.

Long-Term Incentive Plan Awards

In February 2006, each Named Executive Officer received a performance share award to be earned over a three-year performance period (2006-2008). The committee established company performance measures based on total shareholder return relative to our peer group, with a minimum required return of 6 percent per year for the cycle (75 percent of award) and performance milestones relative to our core and non-core strategic plans (25 percent of award). For a more detailed description of performance share awards, see the “Long-Term Incentives” discussion above. At the end of the cycle, the committee determines whether the strategic performance milestones were achieved and assigns a factor ranging between 0 percent and 200 percent. As a general guideline, if we achieve the targets as stated, each component factor would be 100 percent. A participant generally must be employed by NW Natural at the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability or retirement. Awards will be paid in Common Stock as soon as practicable after the end of the performance period. Participants will also receive dividend equivalent cash payments on the number of shares of Common Stock received on the award payout multiplied by the aggregate cash dividends paid per share by NW Natural during the performance period. Upon a change in control of NW Natural (as defined in the plan), all outstanding awards will be paid at the target award level, except for Mr. Dodson for whom no award will be paid for any uncompleted performance periods. For further discussion regarding the terms of the performance shares, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above.

Stock Option Grants

In recent years the practice of the committee typically has been to grant stock options, pursuant to the terms of our Restated Stock Option Plan, to executive officers and other key employees every other year. Beginning in 2006, the committee changed its practice and began granting stock options on an annual cycle. In accordance with the terms of the plan, the exercise price for the 2006 option grants was set at the closing market price quoted on the New York Stock Exchange on the business day immediately preceding the approval by the committee. In December 2006, the Restated Stock Option Plan was amended to establish the option exercise price for future grants at 100 percent of the closing market price for the Common Stock on the date of grant. For further discussion regarding our stock option award practices, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Stock Options,” above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)[2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)		(c)		(e)	(f)	(g)	(h)	(i)		(j)
Mark S. Dodson	0 20,000 —		23,000 10,000 —	[3] [4]	$34.29 31.34 —	2/29/2016 3/04/2014 —	— — —	— — —	— — 25,000		$ — — 1,061,000
Michael S. McCoy	8,000 12,000 — —	[5] [5]	— — — —		34.29 31.34 — —	2/29/2016 3/04/2014 — —	— — 6,500 —	$ — — 275,860 —	— — — 4,998	[6]	— — — 212,115
Gregg S. Kantor	0 4,000 2,000 2,500 —		3,000 2,000 0 0 —	[7] [4]	34.29 31.34 26.30 20.25 —	2/29/2016 3/04/2014 3/05/2012 3/02/2010 —	— — — — —	— — — — —	— — — — 6,000		— — — — 254,640
David H. Anderson	0 10,700 — —		8,000 5,300 — —	[8] [4]	34.29 32.02 — —	2/29/2016 9/27/2014 — —	— — 3,000 —	— — 127,320 —	— — — 10,000		— — — 424,400
Margaret D. Kirkpatrick	0 2,000 —		5,000 4,000 —	[9] [10]	34.29 38.30 —	2/29/2016 8/03/2015 —	— — —	— — —	— — 3,000		— — 127,320
Lea Anne Doolittle	0 1,400 —		3,000 1,600 —	[7] [4]	34.29 31.34 —	2/29/2016 3/04/2014 —	— — —	— — —	— — 4,000		— — 169,760

Column (d) was deleted as it is not applicable.

[1]	Amounts are calculated based on the price of $42.44, the closing market price on the New York Stock Exchange on December 29, 2006.
[2]	All share amounts are based on target level awards of performance shares eligible to be earned under the Long-Term Incentive Plan (LTIP) upon completion of performance objectives, which is determined to be the most probable level of payout other than no award. The actual number of shares issuable at the conclusion of each performance cycle will be determined by the committee at the end of the three-year performance cycles ending December 31, 2007 and 2008. Amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives—Performance Shares,” above.
[3]	Option is exercisable over four years, with option on 5,750 shares becoming exercisable on each of February 22, 2007 and January 1, 2008, 2009 and 2010.
[4]	Remaining shares under this option became exercisable on January 1, 2007.
[5]	Under the terms of his Stock Option Agreements, all of Mr. McCoy’s options became fully exercisable upon his retirement on December 31, 2006.
[6]	Mr. McCoy retired on December 31, 2006 and, under the terms of the LTIP, Mr. McCoy’s performance share target awards potential for the three-year cycles ending December 31, 2007 and 2008 have been prorated accordingly.
[7]	Option is exercisable over four years, with option on 750 shares becoming exercisable on each of February 22, 2007 and January 1, 2008, 2009 and 2010.
[8]	Option is exercisable over four years, with option on 2,000 shares becoming exercisable on each of February 22, 2007 and January 1, 2008, 2009 and 2010.

[9]	Option is exercisable over four years, with option on 1,250 shares becoming exercisable on each of February 22, 2007 and January 1, 2008, 2009 and 2010.
[10]	Option on 2,000 shares became exercisable on January 1, 2007 and option on 2,000 shares will become exercisable on January 1, 2008.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
Mark S. Dodson	—	—	14,980	$695,821
Michael S. McCoy	5,000	$72,895	5,992	278,328
Gregg S. Kantor	3,000	40,656	4,494	208,746
David H. Anderson	—	—	1,000	39,280	[2]
Margaret D. Kirkpatrick	—	—	—	—
Lea Anne Doolittle	2,000	18,471	2,996	139,164

[1]	Other than as indicated for Mr. Anderson, amounts represent performance share awards earned by the Named Executive Officers for the three-year award cycle 2004-2006 under the Long-Term Incentive Plan (LTIP), but unpaid as of the fiscal year-end and are based on a price of $42.44, the closing market price on the New York Stock Exchange on December 29, 2006. Mr. Anderson and Ms. Kirkpatrick were not employed by us at the beginning of this award cycle and therefore were not eligible for receipt of an award. The number of shares actually paid was determined by the committee and ratified by the Board of Directors on February 22, 2007. Value realized includes cash for dividend equivalents of $4.01 per share based on dividends per share paid by us during the performance period as follows: Dodson, $60,070; McCoy, $24,028; Kantor, $18,021; and Doolittle, $12,014.
[2]	Amount represents 1,000 restricted stock shares that vested on October 1, 2006. The closing market price on the New York Stock Exchange on September 29, 2006, the business day preceding the vesting date of October 1, 2006, was $39.28.

PENSION BENEFITS AS OF DECEMBER 31, 2006

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit [1]
Mark S. Dodson	61	Retirement Plan for Non-Bargaining Unit Employees	9.25	$585,322

		Executive Supplemental Retirement Income Plan	9.25	2,513,220

		Deferred Compensation Plans Supplemental Annuity	9.25	0

Michael S. McCoy	63	Retirement Plan for Non-Bargaining Unit Employees	37.08	1,134,231

		Executive Supplemental Retirement Income Plan	37.08	1,441,757

		Deferred Compensation Plans Supplemental Annuity	37.08	0

Gregg S. Kantor	49	Retirement Plan for Non-Bargaining Unit Employees	10.25	261,263

		Executive Supplemental Retirement Income Plan	8.92	111,216

		Deferred Compensation Plans Supplemental Annuity	10.25	4,223

David H. Anderson	45	Retirement Plan for Non-Bargaining Unit Employees	2.25	35,801

		Supplemental Executive Retirement Plan	2.25	0

		Deferred Compensation Plans Supplemental Annuity	2.25	0

Margaret D. Kirkpatrick	52	Retirement Plan for Non-Bargaining Unit Employees	1.50	35,980

		Supplemental Executive Retirement Plan	1.50	0

		Deferred Compensation Plans Supplemental Annuity	1.50	0

Lea Anne Doolittle	51	Retirement Plan for Non-Bargaining Unit Employees	6.17	133,676

		Executive Supplemental Retirement Income Plan	6.17	89,764

		Deferred Compensation Plans Supplemental Annuity	6.17	5,950

[1]	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2006 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced under the respective plans (or immediately if already at or over such age). The actuarial present value was calculated assuming all participants are fully vested, and using a discount rate of 6.00 percent and the RP-2000 Combined Healthy mortality table, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2006.

Retirement Plan for Non-Bargaining Unit Employees

The Retirement Plan for Non-Bargaining Unit Employees (NBU Plan) is our qualified pension plan covering all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the NBU Plan was closed to new participants). Eligible employees commence participation in the NBU Plan after one year of service and become 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average total annual compensation for any five consecutive years in the last ten years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives and any amounts deferred under our non-qualified deferred compensation plans. In addition, as of December 31, 2006, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the NBU Plan to $220,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date (including Messrs. Dodson, McCoy and Kantor), a supplemental annuity is provided under the NBU Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000, and which is 0.635 percent for Mr. Dodson, 0.090 percent for Mr. McCoy, and 0.295 percent for Mr. Kantor) of total final average earnings, plus (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (4 percent per year) for each month that the benefit commencement date precedes age 62. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2006, Mr. Dodson was eligible for early retirement benefits, although only one month short of eligibility for normal retirement benefits. Accordingly, if he had retired on that date, the value of his early retirement benefit under the NBU Plan would not have been meaningfully different from the Present Value of Accumulated Benefits for him under that plan reflected in the Pension Benefits table above.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plans Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the NBU Plan excludes amounts deferred under our non-qualified deferred compensation plans, consisting of our Executive Deferred Compensation Plan (EDCP) and Deferred Compensation Plan for Directors and Executives (DCP), which are described below under “Non-qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under these plans during a participant’s last ten years of employment may result in a reduction in benefits payable under the NBU Plan unless the participant’s total annual compensation in each of those years is over the limit ($220,000 in 2006) imposed by the Internal Revenue Code. In recognition of this possible loss of NBU Plan benefits, the EDCP and DCP provide for payment of a supplemental annuity payable in the same form and for the same period of time as the annuity payable under the NBU Plan. The supplemental annuity is equal to the difference between the actual benefit under the NBU Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the NBU Plan if the participant had not deferred compensation under the EDCP and/or the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including all of the Named Executive Officers other than Mr. Anderson and Ms. Kirkpatrick. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) NBU Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits assuming commencement at age 65, and (c) any supplemental annuity under the EDCP and/or DCP. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any three consecutive compensation years in the last 10 years of employment. Elements of long-term compensation are excluded from the definition of final average compensation.

The target annual retirement benefit is equal to (a) 4.33 percent of final average compensation for each of the participant’s first 15 years of service, plus (b) for persons who were ESRIP participants as of September 1, 1998 (including Messrs. Dodson, McCoy and Kantor), 0.5 percent of final average compensation for up to 10 additional years of service in excess of 15 years. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service and a maximum 70 percent of final average compensation for those eligible after 25 years of service. Mr. Dodson’s employment agreement modifies the ESRIP and provides that if his service continues until December 31, 2007, his target annual ESRIP benefit will be 65 percent of his final average compensation. A normal retirement benefit equal to the target benefit reduced by NBU Plan, Social Security and EDCP and/or DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service.

A participant who is age 55 or older with at least 10 years of service is eligible for early retirement benefits. The ESRIP normal retirement benefit is reduced by 1/2 percent per month (6 percent per year) for each month that the benefit commencement date precedes age 62.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become executive officers after September 1, 2004, including Mr. Anderson and Ms. Kirkpatrick. Participants must complete five years of service before becoming 100 percent vested in SERP benefits, so neither Mr. Anderson nor Ms. Kirkpatrick is currently vested. Under the SERP, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s NBU Plan benefit, Social Security benefit and any supplemental annuity under the EDCP and/or DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive years in the last ten years of employment.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by NBU Plan, Social Security and EDCP and/or DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at age 65. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP normal retirement benefit reduced by 5/12 percent per month (5 percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different benefit forms that are the actuarial equivalent of the basic lump sum benefit.

NON-QUALIFIED DEFERRED COMPENSATION IN 2006

Name	Plan Name	Executive Contributions in 2006[1]		NW Natural Contributions in 2006[1]		Aggregate Earnings in 2006[1]	Aggregate Withdrawals/ Distributions in 2006		Aggregate Balance at 12/31/2006[1]
Mark S. Dodson	EDCP DCP	$	— 105,000	$	— 21,330	$39,041 17,308	$	— —	$510,682 273,570
Michael S. McCoy	EDCP DCP		— —		— —	83,636 —		— —	1,019,280 —
Gregg S. Kantor	EDCP DCP		— 13,354		— 1,695	4,138 1,520		— —	54,128 27,732
David H. Anderson	EDCP DCP		— 23,643		— 7,256	182 2,410		— —	3,469 51,381
Margaret D. Kirkpatrick	EDCP DCP		— —		— —	— —		— —	— —
Lea Anne Doolittle	EDCP DCP		— 9,600		— 1,262	8,637 2,092		— —	89,128 30,995

[1]	All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported either in column (c) and/or (g) of the Summary Compensation Table above or in the Bonus column of the similar table in our proxy statement for last year’s annual meeting. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each Named Executive Officer is set forth in footnote 4 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Dodson, $612,890; Mr. McCoy, $572,176; Mr. Kantor, $46,168; Mr. Anderson, $50,311; Ms. Kirkpatrick, $0; and Ms. Doolittle, $79,754. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a Named Executive Officer.

Non-qualified Deferred Compensation Plans

We currently maintain two non-qualified deferred compensation plans for executive officers: the Executive Deferred Compensation Plan (the EDCP) and the Deferred Compensation Plan for Directors and Executives (the DCP). Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2006 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of awards under our Long-Term Incentive Plan, including both restricted stock and long-term incentive awards. We make matching contributions each year equal to (a) the lesser of 60 percent of the participant’s salary and annual incentive deferred during the year or 3.6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) plan if the participant had fully participated in that plan.

All amounts deferred under the EDCP or the DCP are credited to either a “stock account” or a “cash account” as elected by the participants. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. Accordingly, the rate of earnings on stock accounts in 2006 was approximately 3.8 percent, representing dividends paid per share in 2006 as a percentage of the average closing market price of our Common stock during 2006. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points, subject to a 6 percent minimum rate. The average interest rate paid on cash accounts in 2006 was 8.03 percent. Effective January 1, 2007, the interest rate on cash accounts under the DCP has been reduced to Moody’s Average Corporate Bond Yield without the additional two percentage points or the 6 percent minimum; the interest rate on EDCP cash accounts is unchanged.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, ten or fifteen years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance. No withdrawals or distributions were made by the Named Executive Officers during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers upon a “change in control” of NW Natural, although certain of the benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding Common stock,
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors, and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties and willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation and a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if (i) a change in control had occurred on December 31, 2006 and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Long-Term Incentive Plan Acceleration[3]	Restricted Stock Acceleration[4]	Additional Lump Sum SERP Benefit[5]	Total Lump Sum Payments[6]	Additional Annual ESRIP Benefit[7]
Mark S. Dodson	$750,000	$—	$—	$—	$—	$750,000	$—
Gregg S. Kantor	498,000	22,834	266,940	—	—	787,774	32,242
David H. Anderson	804,000	25,897	444,900	127,320	114,012	1,516,129	—
Margaret D. Kirkpatrick	475,822	—	131,490	—	45,370	652,682	—
Lea Anne Doolittle	476,000	26,848	177,960	—	—	680,808	31,009

[1]	Cash Severance Benefit. Each Named Executive Officer has entered into a severance agreement providing for, among other things, cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for Mr. Dodson is equal to $750,000, and the cash severance benefit for each other Named Executive Officer is equal to two times the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination.
Under the severance agreements, if any payments to a Named Executive Officer in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefits and Insurance Continuation for Ms. Kirkpatrick have been reduced in accordance with this provision.
[2]	Insurance Continuation. If cash severance benefits are triggered, the severance agreements for all Named Executive Officers other than Mr. Dodson also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each officer as of December 31, 2006.
[3]	Long-Term Incentive Plan Acceleration. As described above under “Grants of Plan-Based Awards During 2006” table and “Compensation Discussion and Analysis—Compensation Programs—Long-Term Incentives,” we granted long-term incentive awards to the Named Executive Officers in February 2006 under which shares of our Common stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2006 to 2008. Similar awards were granted in February 2005 to the Named Executive Officers other than Ms. Kirkpatrick under which Common Stock (and dividends) will be issued based on our performance over the years 2005 to 2007. The award agreements for all Named Executive Officers other than Mr. Dodson require us to issue within five days after a change in control the target number of shares under each award for which the performance period has not yet expired. This payment of benefits is required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the value of the target share awards made in February 2005 and 2006 based on a stock price of $42.44 per share which was the closing price of our Common Stock on the last trading day of 2006, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2006 multiplied by the target number of shares.
[4]	Restricted Stock Acceleration. When Mr. Anderson commenced employment with us in September 2004, he received an award of 5,000 shares of restricted Common Stock that vests for 20 percent of the shares each year until fully vested. As of December 31, 2006, 3,000 shares of this award remain unvested. His award agreement provides that all unvested shares will immediately vest upon a change in control, whether or not his employment is terminated. The value of these shares in the table above is based on the same stock price referred to in Note 3 above.
[5]	Additional Lump Sum SERP Benefit. As discussed above in text accompanying the Pension Benefits table, two of our Named Executive Officers are participants in the SERP, which generally provides for a lump sum benefit payable within 30 days after termination of employment. If a SERP participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP participant will become fully vested and receive three additional years of service for purposes of calculating their SERP benefit. As neither SERP participant currently has a vested right to any SERP benefit, the amounts in the table represent the full SERP benefits they would receive on termination following a change in control.
[6]	Total Lump Sum Payments. Amounts in this column equal the sum of the amounts in the five columns to its left.
[7]	Additional Annual ESRIP Benefit. As discussed above in the text accompanying the Pension Benefits table, three of our continuing Named Executive Officers are participants in the ESRIP, which generally provides for a lifetime supplemental pension benefit payable by us following retirement. If the employment of any ESRIP participant other than Mr. Dodson is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the ESRIP participant will become fully vested and receive three additional years of service for purposes of calculating his or her ESRIP benefit. In addition, the benefit reductions for commencement of ESRIP benefits prior to age 65 are reduced, from 6 percent for each year benefits commence prior to age 65 (applicable to participants like Mr. Kantor and Ms. Doolittle who are not yet eligible for early retirement) to 3 percent for each year benefits commence prior to age 62. The amounts in the table above represent the estimated additional annual ESRIP benefit each Named Executive Officer would receive due to the above benefit enhancements, assuming that Mr. Kantor and Ms. Doolittle elect to commence receipt of benefits at age 55, which is the earliest time permitted under the ESRIP. The actuarial present value of these additional annual benefits, calculated using the same assumptions as used for purposes of the Pension Benefits table above, is $306,651 and $336,237, for Mr. Kantor and Ms. Doolittle, respectively.

Other Benefits Triggered on Certain Employment Terminations

Under the terms of the ESRIP, Mr. Dodson would be entitled to an ESRIP target benefit of 65 percent of final average compensation after 15 years of service. Mr. Dodson’s employment agreement modifies the ESRIP and effectively provides that if his employment with us continues until December 31, 2007, his years of service will increase from 10.25 years to 15 years, thereby qualifying him for the 65 percent target benefit. Mr. Dodson’s years of service under ESRIP will also be effectively increased to 15 years if at any time prior to December 31, 2007 his employment is terminated as a result of his death or disability or by us without “cause” other than in connection with a change of control. If any of those termination events had occurred on December 31, 2006, Mr. Dodson’s annual ESRIP benefit would have increased by $215,108 from the amount to which he would otherwise have been entitled. The actuarial present value of this additional annual benefit, calculated using the same assumptions as used for purposes of the Pension Benefits table above, is $2,485,871.

Pursuant to an agreement entered into at the time he joined us in September 2004, Mr. Anderson is entitled to a severance benefit equal to one-times his annual salary if his employment is terminated by us without “cause” prior to September 30, 2007. Accordingly, if Mr. Anderson’s employment had been terminated by us without cause on December 31, 2006 (other than in connection with a change in control), he would have been entitled to a severance benefit of $287,000.

When Mr. Anderson commenced employment with us in September 2004, he received an award of 5,000 shares of restricted Common Stock that vests for 20 percent of the shares each year until fully vested. As of December 31, 2006, 3,000 shares of this award remain unvested. His award agreement provides that all unvested shares will immediately vest if his employment is terminated as a result of death or disability. Accordingly, if Mr. Anderson’s employment had been terminated on December 31, 2006 as a result of death or disability, he would have become vested in shares with a value of $127,320 based on a stock price of $42.44 per share which was the closing price of our Common Stock on the last trading day of 2006.

As described above in the text accompanying the Grants of Plan-Based Awards table, we granted long-term incentive awards to the Named Executive Officers in February 2006 under which shares of our Common Stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2006 to 2008. Similar awards were granted in February 2005 under which Common Stock (and dividends) will be issued based on our performance over the years 2005 to 2007. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but provide that if employment earlier terminates as a result of death, disability or retirement the officer will be entitled to a pro-rated award payout. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2006 as a result of death, disability or retirement, his or her target award for the 2006-2008 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the 2005-2007 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $42.44 per share and continuation of quarterly dividends for the remainder of the performance period on our Common Stock at the current rate, for each Named Executive Officer would be: Mr. Dodson, $543,604; Mr. McCoy, $232,946; Mr. Kantor, $139,767; Mr. Anderson, $232,946; Ms. Kirkpatrick, $46,627; and Ms. Doolittle, $93,178.

As of December 31, 2006, each Named Executive Officer held unexercisable options to purchase Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements, all unexercisable options become fully exercisable for a maximum remaining term of one year upon the death or disability of the officer. The aggregate value as of December 31, 2006 of options that would have become exercisable if death or disability had occurred on that date, assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, for each Named Executive Officer was: Mr. Dodson, $330,200; Mr. Kantor, $51,096; Mr. Anderson, $134,202; Ms. Kirkpatrick, $79,084; and Ms. Doolittle, $46,481. The stock option agreements also provide that all unexercisable options become fully exercisable for a maximum remaining term of three years if the officer terminates employment when eligible for normal or early retirement under our Retirement Plan for Non-Bargaining Unit Employees. The aggregate value as of December 31, 2006 of Mr. McCoy’s options that became exercisable as a result of his retirement on that date, assuming a three-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, was $128,176. Mr. Dodson was eligible for early retirement on December 31, 2006; using the same assumptions, he would have had options with an aggregate value of $351,160 become exercisable if he had retired on that date.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2006

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[3]	Total ($)
(a)	(b)	(c)	(f)	(h)
Timothy P. Boyle	$55,000	$20,001	$82	$75,083
Martha L. Byorum	56,000	20,036	1,139	77,175
John D. Carter	71,500	19,993	101	91,594
C. Scott Gibson	64,500	19,993	2,355	86,848
Tod R. Hamachek	65,000	19,993	10,738	95,731
Randall C. Papé	62,000	19,993	1,911	83,904
Richard G. Reiten	53,500	20,003	15,852	89,355
Kenneth Thrasher	72,500	0	0	72,500
Russell F. Tromley	70,000	19,993	6,643	96,636
Richard L. Woolworth[4]	90,500	60,011	2,535	153,060

Columns (d), (e) and (g) were deleted as they are not applicable.

[1]	Except for amounts paid to Messrs. Reiten, Thrasher and Tromley, all cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives.
[2]

Amounts shown in column (c) were calculated based on the compensation cost recognized over the service period using the actual cost of the vested shares purchased pursuant to the terms of the Non-Employee Director Stock Compensation Plan (NEDSCP). All awards were outstanding prior to our adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” The aggregate amount of unvested NEDSCP stock awards held by each director as of December 31, 2006 were as follows: Mr. Boyle, 1,383 shares; Ms. Byorum, 1,370 shares; Mr. Carter, 1,373 shares; Mr. Gibson, 1,373 shares; Mr. Hamachek, 1,373 shares; Mr. Papé, 1,373 shares; Mr. Reiten, 1,454 shares; Mr. Thrasher, 0 shares; Mr. Tromley, 1,373 shares; and Mr. Woolworth, 0 shares. In addition to the amounts shown in column (c), in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, shares were credited to certain directors’ accounts as of January 1, 1998. See “Directors Retirement Benefit,” below. As of December 31, 2006, balances in the retirement benefit accounts were as follows: Mr. Hamachek, 891 shares; Mr. Papé, 673 shares; Mr. Reiten, 1,476 shares; and Mr. Tromley, 1,372 shares.

[3]

Amounts in column (f) represent above-market interest credited to the Directors Deferred Compensation Plan and the Deferred Compensation Plan for Directors and Executives through December 31, 2006. For Mr. Reiten, the amount also includes above-market interest credited to his cash account balances under the Executive Deferred Compensation Plan.

[4]

Mr. Woolworth passed away on August 3, 2006. Pursuant to the terms of the Non-Employee Director Stock Compensation Plan, all shares held by Mr. Woolworth under the plan immediately vested upon his death.

Fees and Arrangements

Fees paid in 2006

The compensation terms for non-employee members of the Board of Directors paid in 2006 are described below:

Annual Cash Retainer (New Board members and effective for all directors after 12/31/08):	$55,000
Extra Annual Cash Retainer for Committee Chairs:	$5,000
Extra Annual Cash Retainer for Audit Committee Chair:	$10,000
Extra Annual Cash Retainer for Chairman of the Board:	$60,000
Board Meeting Fees:	$1,500
Committee Meeting Fees:	$1,000
Per diem (conduct of company business, other than on board or committee meeting day)	$1,500

Assuming 14 meetings per year (7 Board meetings and 7 committee meetings), for a Board member who chairs one committee, the expected total annual compensation would be $77,500.

Fees effective for 2007

Following the Organization and Executive Compensation Committee’s review of the existing terms of compensation for non-employee directors and a review of a survey by the committee’s independent compensation consultant of compensation paid to non-employee directors of companies of comparable size, the Board of Directors approved modifications to the terms of compensation to be paid to non-employee directors, effective January 1, 2007. The modifications included an increase in the annual cash retainer, an extra annual cash retainer for the chair of the Organization and Executive Compensation Committee and an increase in committee meeting fees. The compensation terms for non-employee members of the Board of Directors beginning in 2007 are described below:

Annual Cash Retainer (New Board members and effective for all directors after 12/31/08):	$65,000
Extra Annual Cash Retainer for Committee Chairs:	$5,000
Extra Annual Cash Retainer for Audit Committee Chair:	$10,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair:	$10,000
Extra Annual Cash Retainer for Chairman of the Board:	$60,000
Board Meeting Fees:	$1,500
Committee Meeting Fees:	$1,500
Per diem (conduct of company business, other than on board or committee meeting day)	$1,500

Assuming 14 meetings per year (7 Board meetings and 7 committee meetings), for a Board member who chairs one committee, the expected total annual compensation would be $91,000, up from the current fees of $77,500.

During 2006, there were seven meetings of our Board, each of which included an executive session of non-management directors. No continuing director attended fewer than 75 percent of the total meetings of our Board or committees on which he or she served.

Non-Employee Directors Stock Compensation Plan

Before January 1, 2005, our non-employee directors were awarded approximately $100,000 worth of our Common Stock upon joining the Board pursuant to our Non-Employee Directors Stock Compensation Plan. These initial awards vested in monthly installments over the five calendar years following the award. On January 1 of each year following the initial year, non-employee directors were awarded an additional $20,000 of Common Stock, which vested in monthly installments in the fifth year following the award (after the previous award had fully vested). The shares awarded were purchased in the open market by us at the time of award. Non-employee directors could elect to receive awards in the form of deferred cash credits into the directors’ cash accounts under the Directors Deferred Compensation Plan, rather than in the form of Common Stock. Directors could elect also to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan. Any amounts deferred according to the Directors Deferred Compensation Plan would generally vest at the same time that the Common Stock would have vested. Directors are entitled to dividends on all shares awarded under the Non-Employee Directors Stock Compensation Plan, whether or not they are vested.

All awards vest immediately upon the death of a director and upon a change in control of NW Natural. Unvested shares and unvested cash credits are forfeited if the recipient ceases to be a director. Certificates representing a director’s vested shares are not delivered to the director until after the director leaves the Board.

In September 2004, the Board of Directors amended the Non-Employee Directors Stock Compensation Plan to provide that no new awards will be granted on or after January 1, 2005. Previous awards will continue to vest in monthly installments according to the original vesting schedule such that all shares awarded under the plan will be fully vested by December 31, 2008. Accordingly, current Board members who have as of the end of 2006 unvested Common Stock will continue to vest such stock at approximately $20,000 worth of stock per year through December 31, 2008. During that time, their annual cash retainer would be $45,000 instead of $65,000.

Directors do not receive options or any other form of equity compensation.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation fees (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our Common Stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points and the crediting rate is subject to a 6 percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

Our obligations under the DDCP are unfunded and benefits will be paid either from our general funds or from the Umbrella Trust for Directors which has been established for the DDCP. With respect to the cash accounts, we have purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse us for the payment of cash benefits from the DDCP. The cost of any one individual participant cannot be properly allocated or determined because of overall DDCP assumptions. In addition, we have contributed cash and Common Stock to the trustee of the Umbrella Trust such that the Umbrella Trust holds the approximate number of shares of Common Stock equal to the number of shares credited to all directors’ stock accounts. Shares so held will be used to fund our obligation to pay out the stock accounts.

We may from time to time transfer other assets to the trustee of the Umbrella Trust to hold in trust for the benefit of DDCP participants. Our obligations under the DDCP are not limited to trust assets, and DDCP participants will have a claim against us for any payments not made by the trustee. We instruct the trustee as to the investment of the trust’s assets and the trustee’s fees and expenses are paid by us.

Upon the occurrence of certain events, such as a change in control of NW Natural, termination of the DDCP or the failure by us to provide the trust with adequate funds to pay current benefits, we may be required under the terms of the trust to contribute to the trust annually the amount by which the present value of all benefits payable under the DDCP exceeds the value of the trust’s assets.

In September 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals will be made to the plan subsequent to December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 will remain in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In November 2004, the Board of Directors approved the Northwest Natural Gas Company Deferred Compensation Plan for Directors and Executives (DCP), effective January 1, 2005.

The DCP replaced the existing Executive Deferred Compensation Plan (EDCP) and the DDCP as the vehicle for non-qualified deferral of compensation by executives and directors. The DCP includes a number of technical changes from the EDCP and DDCP in provisions relating to the timing of deferral elections and the timing of payout elections as necessary to comply with the deferred compensation requirements of the American Jobs Creation Act of 2004. However, the DCP continued the basic provisions of the EDCP and DDCP under which deferred amounts are credited to either a “cash account” or a “stock account.” Amounts held in cash accounts may, by election, be transferred to stock accounts up to four times per year. Stock accounts represent a right to receive shares of our Common Stock on a deferred basis, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. We have contributed Common Stock to the trustee of a related trust such that the trust holds the approximate number of shares equal to the number of shares credited to all directors and executives’ accounts under the DCP. Cash accounts were credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield plus two percentage points. The crediting rate was subject to a 6 percent minimum rate. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, ten or fifteen years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Interest crediting rate. On September 28, 2006, the Board of Directors approved amendments to our Deferred Compensation Plan for Directors and Executives to change the interest crediting rate on cash accounts under the plan. As explained above, the plan had provided that interest on cash accounts was credited at a rate equal to two percentage points over the Moody’s Average Corporate Bond Yield. In addition, the plan also provided that the interest rate credited on cash accounts under the plan would always be at least 6 percent.

The DCP was amended such that, beginning January 1, 2007, the plan will (i) credit interest at the same Moody’s Average Corporate Bond Yield but without the additional two percentage points, and (ii) no longer include a 6 percent interest rate floor. The interest rate on EDCP and DDCP cash accounts remains unchanged.

Directors Retirement Benefit

On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, we credited a number of shares of our Common Stock to a stock account under the DDCP for each then current director. If such a director retires from the Board at age 70 or older with 10 or more years of service as a director or if the director earlier dies or becomes disabled or if there is an earlier change in control of NW Natural, we are obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, we contributed to the Umbrella Trust for Directors a number of shares of our Common Stock equal to the number of shares credited to directors’ accounts. Such stock is held in the

Umbrella Trust and will be used to fund our obligation to pay out the stock accounts. See note 2 to the “Non-Employee Director Compensation in 2006” table, above.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors of other than nominal value. For Board convenience in conducting company business, we provide complimentary parking at our headquarters, reimbursement for expenses related to qualified board education activities, expenses for inclusion of spouses at company-sponsored meals in connection with regular board meetings and expenses for planned activities for directors and spouses at the Board’s annual retreat. Gifts of nominal value are provided to each Board member annually at each Annual Meeting, the Board retreat and during the holiday season.

The aggregate incremental cost of perquisites received by each director and dividends paid on unvested shares did not exceed $10,000.

2006 AND 2005 AUDIT FIRM FEES

The following table shows the fees that NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent auditor, PricewaterhouseCoopers LLP, for the fiscal years 2006 and 2005:

	2006	2005
Audit Fees	$860,171	$679,280
Audit-Related Fees	50,321	42,781
Tax Fees	29,432	47,224
All Other Fees	—	1,575

Total	$939,924	$770,860

Audit Fees

This category includes fees for services rendered for the integrated audit of the annual financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Forms 10-Q. The integrated audit fees include the review of our internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for statutory filings and audits, issuance of consents and comfort letters relating to the registration of company securities and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

These fees and expenses include required audits of NW Natural’s Retirement Plans and its Retirement K Savings Plan. Fees and expenses for the audit of NW Natural’s Retirement Plans are paid by the Trustee of NW Natural’s Retirement Trust, totaling $22,000 in 2006 and $17,986 in 2005.

Tax Fees

This category includes fees for tax compliance, tax planning and tax advice. In 2006 and 2005, the amounts include $10,400 and $16,163, respectively, for analysis and consulting on the impacts of Oregon Senate Bill 408, which was enacted and signed into law in 2005 as a means of ensuring that Oregon utilities do not collect more for taxes in rates from customers than they pay to governmental authorities.

All Other Fees

The category relates to services other than those described above. In 2005, the amount primarily relates to payments for an accounting research tool and seminar fees. All fees in this category were pre-approved by the Audit Committee. See “Report of Audit Committee,” below.

Pre-Approval Policy for Audit and Non-Audit Services

For 2007, the Audit Committee approved services for audit, audit-related and tax services, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. As of February 22, 2007, there were no other services pre-approved by the Audit Committee, except the ongoing license of an accounting research tool. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the Committee) is responsible for providing independent, objective oversight of NW Natural’s accounting functions, financial reporting and internal controls. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent auditor reports to the Committee. The Committee acts under a written charter, amended as of July 27, 2006, to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Natural’s website at www.nwnatural.com. In 2006, the Board approved an amendment to the Committee’s charter to clarify its responsibility for oversight of NW Natural’s Code of Ethics program. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards.

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2006, the Committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the Chief Executive Officer, the Chief Financial Officer, the Controller and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, as auditor, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2006, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure and NW Natural’s compliance with corporate governance mandates, including Committee oversight of NW Natural’s assessment of its internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2006 with NW Natural’s management and the independent auditor. As part of its review, the Committee discussed NW Natural’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2006 Annual Report on Form 10-K. In addition, the Committee discussed with the independent auditor those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditor written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent auditor the independent auditor’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent auditor for the year 2006 is compatible with maintaining the independence of the firm.

In February 2006, the Committee pre-approved certain non-audit services performed by NW Natural’s independent auditor and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 22, 2007, the Committee pre-approved specific services to be performed by the independent auditor in 2007, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2007. The Committee determined that:

•	For proposed non-audit services, Company management will submit to the Committee the list of non-audit services that it recommends the Committee engage the independent auditor to provide;

•	The Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;

•	The Committee will be informed routinely by management as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and

•	The Manager of Internal Auditing will be responsible for reporting at least annually to the Committee all independent auditor fees against the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent auditor any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent auditor’s and internal auditor’s performance. The Committee discussed with management, the internal auditors and the independent auditor the quality, adequacy and effectiveness of NW Natural’s internal controls over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with both the independent auditor and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 22, 2007 by the Audit Committee of the Board of Directors:

John D. Carter, Chair	Tod R. Hamachek
Martha L. “Stormy” Byorum	Russell F. Tromley

PROPOSAL 2—REAPPROVAL OF THE RESTATED

STOCK OPTION PLAN

In 1985, the Board of Directors adopted and the shareholders approved NW Natural’s 1985 Stock Option Plan. In 1995, the Board of Directors adopted and the shareholders approved an amendment to increase to 800,000 the number of shares of NW Natural’s Common Stock available for issuance under the Plan. As a result of NW Natural’s 3-for-2 stock dividend in 1996, the total shares of NW Natural’s Common Stock reserved for issuance under the Plan was increased to 1,200,000 shares. In 2002, the Board of Directors renamed the Plan the “Restated Stock Option Plan” (the Plan) and adopted, and the shareholders approved, certain amendments to the Plan, including an increase in the number of shares of Common Stock reserved for the Plan to 2,400,000 shares.

The purpose of the Plan is to enable NW Natural to attract and retain experienced and able employees and to provide incentives to them to exert their best efforts for NW Natural and its shareholders.

Compensation received on exercise of stock options granted under the Plan is intended to qualify as “performance-based compensation” as defined under Section 162(m) of the Internal Revenue Code, thereby permitting full deductibility of such compensation received by the Named Executive Officers. The Internal Revenue Code requires that the Plan be reapproved by the shareholders at least once every five years in order for options under the Plan to continue to qualify as performance-based compensation, and the Plan is being submitted to shareholders for that reason. No amendments to the Plan are proposed.

Summary of Restated Stock Option Plan

The material terms of the Plan are described below and a complete copy of the Plan is attached to this proxy statement as Appendix A. The following description is qualified in its entirety by reference to Appendix A. All capitalized terms have the meaning set forth in the Plan.

Administration

The Board of Directors has delegated authority to administer the Plan to the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which consists of four “outside directors,” as defined in the regulations under Section 162(m) of the Internal Revenue Code. The Committee also has authority to adopt rules and regulations relating to administration of the Plan and to interpret provisions of the Plan. All determinations of the Committee are conclusive. Only the Board of Directors may amend or terminate the Plan.

Eligibility

All employees, including directors who are employees, of NW Natural or any subsidiary or parent of NW Natural are eligible for option grants under the Plan. No members of the Committee are eligible for option grants under the Plan.

Shares Available

Subject to the provisions of the Plan regarding adjustments for changes in capital structure, no more than 2,400,000 shares of authorized but unissued or reacquired Common Stock may be issued under the Plan. Any shares of Common Stock subject to an option that are not issued before the expiration of the option will again be available for award under the Plan. At

December 31, 2006, options on 334,000 shares were outstanding and options on 1,135,000 shares remained available for grant under the Plan.

Changes in Capital Structure

The Plan provides that if the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of NW Natural or of another corporation, by reason of any reorganization, stock split or certain other transactions, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which options may be granted under the Plan and in all other share amounts set forth in the Plan.

Stock Options

Subject to the limitations described below, the Committee determines the employees to whom options are granted, the option price, the period of each option, the time or times at which options may be exercised, whether the option is an Incentive Stock Option or a Non-Statutory Stock Option, and any other term of the option grant. No employee may be granted options for more than 200,000 shares of Common Stock in any fiscal year. No monetary consideration is received by NW Natural for the granting of options.

Incentive Stock Options. The Plan authorizes the Committee to grant Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code, subject to the following: (1) the option price per share may not be less than the fair market value of the Common Stock when the option is granted and if the optionee owns stock possessing more than 10 percent of the combined voting power of NW Natural, the option price may not be less than 110 percent of the fair market value of the Common Stock when the option is granted; (2) the term of the option may not exceed ten years, or five years for 10 percent shareholders; and (3) the aggregate fair market value (determined on the date of grant) of shares for which Incentive Stock Options become exercisable for the first time by an optionee in any calendar year may not exceed $100,000.

Non-Statutory Stock Options. The Committee may also grant Non-Statutory Stock Options. The option price may not be less than the fair market value of the Common Stock when the option is granted. The term of the option may not exceed ten years plus seven days.

Amendment or Termination

The Board of Directors may alter, amend, suspend or terminate the Plan at any time but may not, without shareholder approval, adopt any alteration or amendment that would: (1) increase the total number of shares of Common Stock that may be purchased under the Plan, except for adjustments for changes in the capital structure of NW Natural; (2) change the minimum option price; (3) increase the maximum option period; or (4) materially modify the requirements for eligibility for participation in the Plan. Unless earlier terminated by the Board of Directors, the Plan will continue in effect until options have been granted and exercised with respect to all shares reserved for the Plan, except that no Incentive Stock Options may be granted under the Plan after February 28, 2012.

Tax Consequences

The principal federal tax consequences to participants and NW Natural of the grant and exercise of Incentive Stock Options and Non-Statutory Stock Options under the Plan are summarized below.

Incentive Stock Options. Under federal income tax law currently in effect, an optionee recognizes no income upon grant or exercise of an Incentive Stock Option. Federal income tax upon any gain resulting from exercise of an Incentive Stock Option is deferred until the optioned shares are sold by the optionee. The gain resulting from the exercise of an Incentive Stock Option is included in the alternative minimum taxable income of the optionee, however, and may, under certain conditions, give rise to alternative minimum tax liability.

If an optionee exercises an Incentive Stock Option and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year or the two-year holding period (makes a “disqualifying disposition”), any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

NW Natural will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, NW Natural will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

Non-Statutory Stock Options. Under federal income tax law presently in effect, no income is realized by the grantee of a Non-Statutory Stock Option until the option is exercised. At the time of exercise of a Non-Statutory Stock Option, the optionee will realize ordinary income, and NW Natural will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon the sale of shares acquired upon exercise of a Non-Statutory Stock Option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will be treated as a gain from the sale of a capital asset.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that NW Natural may deduct for compensation paid to certain of its most highly compensated officers in any year. Under Internal Revenue Service regulations, compensation received through the exercise of an option is not subject to the $1,000,000 limit if the option and the Plan meet certain requirements. One requirement is shareholder approval at least once every five years of the class of employees eligible to receive grants and the per-employee limits on the number of shares with respect to which options may be granted. Approval of this Proposal 2 will constitute reapproval of the eligible class of employees and per-employee limit under the Plan previously approved by the shareholders in 2002. Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. NW Natural believes that if this proposal is approved by shareholders, compensation received on exercise of options granted under the Plan in compliance with all of the above requirements will continue to be exempt from the $1,000,000 deduction limit.

Plan Benefits

Options Granted Under the Restated Stock Option Plan in Last Fiscal Year

The number of options to be granted in the future to NW Natural’s executive officers and to other employees is not determinable at this time. On February 21, 2007, the closing price on the New York Stock Exchange of NW Natural’s Common Stock was $44.48 per share. The following table indicates the number of options to purchase shares granted under the Restated Stock Option Plan during the last fiscal year and in February 2007 to the Named Executive Officers, to all executive officers as a group and to all employees (excluding executive officers) as a group.

	Options Granted in 2006(1)		Options Granted in 2007(2)
Name	Number of Options to Purchase Common Stock	Exercise Price	Number of Options to Purchase Common Stock	Exercise Price
Mark S. Dodson	23,000	$34.29	23,000	$44.48
Michael S. McCoy	8,000	34.29	—	—
Gregg S. Kantor	3,000	34.29	7,000	44.48
David H. Anderson	8,000	34.29	7,000	44.48
Margaret D. Kirkpatrick	5,000	34.29	4,000	44.48
Lea Anne Doolittle	3,000	34.29	3,000	44.48
All Executive Officers (11 persons)	62,500	34.29	55,500	44.48
All employees, excluding Executive Officers	35,300	34.29	45,100	44.48

(1)	One fourth of such options become exercisable on each of February 22, 2007, January 1, 2008, January 1, 2009 and January 1, 2010 and have a term of 10 years and seven days, expiring on February 29, 2016. “Exercise Price” is the closing market price of the shares as quoted on the New York Stock Exchange on February 21, 2006, the date preceding the grant date.
(2)	One fourth of such options become exercisable on each of February 21, 2008, January 1, 2009, January 1, 2010 and January 1, 2011 and have a term of 10 years and seven days, expiring on February 28, 2017. “Exercise Price” is the closing market price of the shares as quoted on the New York Stock Exchange on the grant date, February 21, 2007.

Vote Required

Reapproval of the Plan by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of “no” votes in determining whether the amendments are approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

At a meeting held February 22, 2007, the Audit Committee of the Board of Directors appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, to audit the books, records and accounts of NW Natural for fiscal year 2007. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2006 and 2005 Audit Firm Fees,” above.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the ratification of PricewaterhouseCoopers LLP as independent auditors for 2007 will require that the votes cast in favor of their ratification exceed the votes cast against their ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for independent auditors.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209-3991 or call (800) 422-4012, ext. 3412. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact NW Natural if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Delivery of Proxy Materials to Households

Only one copy of our annual report and proxy statement will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this proxy statement, or any future annual reports or proxy statements, contact Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991 or call (800) 422-4012, ext. 3412. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Shareholder Services at (800) 422-4012, ext. 3412, or by writing Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991.

If you did not receive our latest annual report, which includes financial statements, please notify Shareholder Services, 220 N.W. Second Avenue, Portland, OR 97209-3991, or call (800) 422-4012, ext. 3412, and a copy will be sent to you.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this proxy statement or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

2008 ANNUAL MEETING OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders is scheduled to be held in Portland, Oregon on Thursday, May 22, 2008. Securities and Exchange Commission proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2008 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 24, 2007.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Secretary of NW Natural. For any shareholder proposal to be considered at the 2008 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Secretary no later than February 26, 2008. The Securities and Exchange Commission’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above) and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available on its website (www.nwnatural.com), among other things:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, Public Affairs and Environmental Policy and Strategic Planning Committees;
•	Code of Ethics;
•	Standards of Conduct; and
•	Financial Code of Ethics.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Gas Company, One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209, telephone 503-226-4211.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by:

•	calling 1-800-541-9967;
•	mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary; or
•	sending an e-mail to directors@nwnatural.com.

Correspondence or other communications received by the Corporate Secretary are forwarded to the chair of the Governance Committee or to the chair of the Audit Committee, as appropriate.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the Internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained Georgeson Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $6,500 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the Internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

/s/ C.J. Rue
Portland, Oregon	C. J. Rue
April 16, 2007	Secretary

Appendix A

NORTHWEST NATURAL GAS COMPANY

RESTATED STOCK OPTION PLAN

(as amended as of December 14, 2006)

1. Purpose. The purpose of this Restated Stock Option Plan, formerly referred to as the 1985 Stock Option Plan (the “Plan”), is to enable Northwest Natural Gas Company (the “Company”) to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its shareholders.

2. Shares Subject to the Plan. Except as provided in paragraph 10, the total number of shares of the Company’s Common Stock, $3-1/6 par value per share (“Common Stock”), covered by all options granted under the Plan shall not exceed 2,400,000 authorized but unissued or reacquired shares. If any option under the Plan expires or is cancelled or terminated and is unexercised in whole or in part, the shares allocable to the unexercised portion shall again become available for options under the Plan.

3. Duration of the Plan. The Plan shall continue until options have been granted and exercised with respect to all of the shares available for the Plan under paragraph 2 (subject to any adjustments under paragraph 10), unless sooner terminated by action of the Board of Directors. The Board of Directors has the right to suspend or terminate the Plan at any time except with respect to then outstanding options.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors, which shall determine and designate from time to time the employees to whom options shall be granted and the number of shares, option price, the period of each option, the time or times at which options may be exercised, and any other term of the grant, all of which shall be set forth in an option agreement between the Company and the optionee. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt rules and regulations relating to administration of the Plan, and the interpretation and construction of the provisions of the Plan by the Board of Directors shall be final and conclusive.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. Members of the Committee are not eligible to receive an option pursuant to the Plan while on the Committee. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to the Committee except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may terminate or amend the Plan as provided in paragraphs 3 and 11.

5. Eligibility; Grants.

5.1 Eligibility. Options may be granted under the Plan only to officers and other employees (including employees who are directors) of the Company or any parent or subsidiary of the Company.

5.2 Grants. Options granted under the Plan may be Incentive Stock Options as defined in §422 of the Internal Revenue Code of 1986, as amended (“IRC”), or

Non-Statutory Stock Options. A Non-Statutory Stock Option means an option other than an Incentive Stock Option. The Board of Directors has the sole discretion to determine which options shall be Incentive Stock Options and which options shall be Non-Statutory Stock Options, and, at the time of grant, it shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option. In the case of Incentive Stock Options, all terms shall be consistent with the requirements of the IRC and applicable regulations. No Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6. Limitation on Amount of Grants. No employee may be granted options under the Plan for more than 200,000 shares of Common Stock in any fiscal year.

7. Option Price. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but the option price for an Incentive Stock Option and a Non-Statutory Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted. Except as otherwise expressly provided, for purposes of the Plan, the fair market value shall be deemed to be the closing sales price for the Common Stock as reported by the New York Stock Exchange and published in the Wall Street Journal for the date the option is granted, or such other fair market value of the Common Stock as determined by the Board of Directors of the Company.

8. Duration of Options. Each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted and no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years plus seven days from the date it is granted.

9. Nonassignability. Except as otherwise provided by the Board of Directors, each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and each option by its terms shall be exercisable during the optionee’s lifetime only by the optionee.

10. Changes in Capital Structure. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for the purchase of which options may be granted under the Plan and in all other share amounts set forth in the Plan. Any such adjustment made by the Board of Directors shall be conclusive.

11. Amendment of Plan. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason. After the Plan has been approved by the shareholders and except as provided in the applicable option agreement, however, no change in an option already granted to an employee shall be made without the written consent of such employee. Furthermore, unless approved at an annual meeting or a special meeting by a vote of shareholders in accordance with Oregon law, no amendment or change shall be made in the

Plan (a) increasing the total number of shares which may be purchased under the Plan, (b) changing the minimum purchase price specified in the Plan, (c) increasing the maximum option period, or (d) materially modifying the requirements for eligibility for participation in the Plan.

12. Approvals. The obligations of the Company under the Plan are subject to the approval of the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, and such other state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the granting of any option under the Plan, the issuance or sale of any shares purchased on exercise of any option under the Plan, or the listing of such shares on said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Common Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal laws. The Company shall not be obligated to register shares issuable on exercise of options under the Securities Act of 1933.

13. Employment Rights. Nothing in the Plan or any option granted pursuant to the Plan shall confer on any optionee any right to be continued in the employment of the Company or to interfere in any way with the right of the Company by whom such optionee is employed to terminate such optionee’s employment at any time, with or without cause.

NW Natural

220 NW SECOND AVENUE PORTLAND, OR 97209

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time May 23, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Northwest Natural Gas Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time May 23, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Northwest Natural Gas Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NWNAT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST NATURAL GAS COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

Proposal 1. The election of three Class II directors for terms of three years. Class II Nominees: 01) Tod R. Hamachek 02) Kenneth Thrasher 03) Russell F. Tromley

For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE For Against Abstain “FOR” PROPOSAL 2.

Proposal 2.

2. The reapproval of the Restated Stock Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE For Against Abstain “FOR” PROPOSAL 3.

Proposal 3.

3. The ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent auditors for the year 2007.

This proxy when properly executed will be voted in the manner directed herein by the shareholder whose signature appears below. If no direction is made, the proxy will be voted FOR Proposals 1, 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF

NW Natural

May 24, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

NW Natural

REVOCABLE PROXY

NORTHWEST NATURAL GAS COMPANY

PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John D. Carter, Randall C. Papé and C. Scott Gibson and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 24, 2007, and at all adjournments thereof, (i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company’s Common Stock are held for the account of the undersigned under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan or its Retirement K Savings Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned’s name and/or account under such plan in accordance with the instructions given herein, at the 2007 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodations for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3412 at least 72 hours before the meeting.

Please date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)